Exhibit 10.1 CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO RADIUS HEALTH, INC. IF PUBLICLY DISCLOSED CONFIDENTIAL LICENSE AGREEMENT This License Agreement (this “Agreement”), dated as of July 23, 2020 (the “Effective Date”), is made by and between Radius Pharmaceuticals, Inc., organized under the laws of Delaware having business offices at 950 Winter Street, Waltham, MA 02451 (“Radius”), and Berlin-Chemie AG – Menarini Group, organized under the laws of Germany having business offices at Glienicker Weg 125, 12849 Berlin, Germany (“Licensee”). Radius and Licensee are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.” WHEREAS, Radius is engaged in the development of elacestrant (RAD1901), a selective estrogen receptor degrader, and controls certain patent rights and know-how with respect thereto; WHEREAS, Licensee desires to obtain exclusive rights under the Radius Patent Rights and Radius Know-How in order to commercialize pharmaceutical products containing elacestrant (RAD1901) including the Licensed Product (all capitalized terms as hereinafter defined); WHEREAS, on the Effective Date, the Parties will enter into the Transition Services Agreement (as hereinafter defined) pursuant to which Radius will conduct certain Development (as hereinafter defined) activities relating to the Licensed Product, including submission of a Regulatory Filing in the United States, until Licensee elects to take over such Development or until completion of the services contemplated in the Transition Services Agreement; and WHEREAS, the Parties desire to enter into an agreement pursuant to which Radius will grant an exclusive license to Licensee under the Radius Patent Rights and Radius Know-How for Licensee to Develop, Manufacture and Commercialize Licensed Compound and Licensed Products in the Territory (all capitalized terms as hereinafter defined), all on the terms set forth below. NOW, THEREFORE, the Parties hereby agree as follows: Section 1. Definitions. For the purpose of this Agreement, the following terms and phrases (and cognates) will have the meanings set forth below: 1.1 “Accounting Standards” means, with respect to Radius, U.S. Generally Accepted Accounting Principles, and, with respect to Licensee, IFRS (International Financial Reporting Standards), in each case, consistently applied. 1.2 “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%), including ownership by trusts with substantially the same beneficial interest, of the equity interests with the power to direct the management and policies of such Person, provided that if local law

LICENSE AGREEMENT restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. 1.3 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31. 1.4 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31. 1.5 “Change of Control” means with respect to a Party, (a) completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving a Party as a result of which the stockholders of such Party immediately preceding such transaction hold less than fifty percent (50%) of the outstanding shares, or less than fifty percent (50%) of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then- outstanding securities of a Party or all or substantially all of a Party’s assets, either directly or through one or more subsidiaries), (b) the adoption of a plan relating to the liquidation or dissolution of a Party, other than in connection with a corporate reorganization (without limitation of clause (a), above); (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) to a Third Party of all or substantially all the assets of a Party (determined on a consolidated basis); or (d) the sale or disposition to a Third Party of assets or businesses that constitute fifty percent (50%) or more of the total revenue or assets of a Party (determined on a consolidated basis). 1.6 “China” means People’s Republic of China, including Hong Kong SAR, Macau SAR and Taiwan. 1.7 “Clinical Studies” means any study in which human subjects are dosed with a drug, whether approved or investigational, including any Phase 1, 2, 3 or 4 clinical study. 1.8 “Combination” means a Combination Product or Combination Therapy. 1.9 “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than Licensed Compound. Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended), or any foreign counterpart. 1.10 “Combination Therapy” means a therapy comprised of a Licensed Product and one or more other therapeutically or prophylactically active ingredients, whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended), or any foreign counterpart. 1.11 “Commercially Reasonable Efforts” means [*]. 2

LICENSE AGREEMENT 1.12 “Commercialize”, “Commercializing” or “Commercialization” means activities directed to obtaining pricing and reimbursement approvals, carrying out Phase 4 clinical studies for, marketing, promoting, distributing, importing, exporting, offering for sale or selling any pharmaceutical product, including any Licensed Product. 1.13 “Commercialization Budget” means the budget for conducting Commercialization of any Licensed Product in the Territory pursuant to the Commercialization Plan during a given Calendar Year and the two (2) succeeding Calendar Quarters, which budget will be updated and amended concurrently with the Commercialization Plan in accordance with Section 5.1(b). 1.14 “Commercialization Plan” means the plan setting forth the activities and timelines relating to the Commercialization of any Licensed Product in the Territory during a given Calendar Year and the [*] ([*]) succeeding Calendar Quarters, including the Commercialization Budget and annual Net Sales forecasts for the Territory, as updated and amended from time to time in accordance with the procedures set forth in this Agreement. Licensee will provide an initial Commercialization Plan to Radius within [*] ([*]) months after the Effective Date of this Agreement. 1.15 “Companion Diagnostic” means any product or service, in each case approved, cleared or authorized by the competent Regulatory Authority in the Territory, that: (a) identifies a person having a disease or condition or a molecular genotype or phenotype that predisposes a person to such disease or condition, in each case, for which a Licensed Compound or Licensed Product could be used to treat or prevent such disease or condition; or (b) is used to select a therapeutic or prophylactic regimen, wherein at least one (1) potential such therapeutic or prophylactic regimen involves a Licensed Compound or Licensed Product, and where the selected regimen is determined to likely be effective or to be safe for a person, based on the use of such product or service. 1.16 “Confidential Information” means all Know-How, marketing plans, strategies and customer lists, and other information or material that are disclosed or provided by a Party or its Affiliates to the other Party or its Affiliates, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party or its Affiliates in oral, written, graphic, or electronic form. 1.17 “Confidentiality Agreement” means the Confidential Disclosure Agreement, dated as of January 23, 2019, by and between Radius and an Affiliate of Licensee. 1.18 “Controlled” means, with respect to any Know-How, patent rights or other intellectual property right, the possession (whether by ownership or license, other than by a license or sublicense granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such item, without violating the terms of any agreement or other arrangement with any Third Party or, other than under the Duke License Agreement or the Eisai License Agreement, being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access. For clarity, the Duke Patent Rights and Eisai IP are “Controlled” by Radius unless and until assigned by Radius to Licensee. 1.19 “Develop”, “Developing” or “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Studies, regulatory affairs, and Regulatory 3

LICENSE AGREEMENT Approvals (and specifically excluding activities directed to obtaining pricing and reimbursement approvals). 1.20 “Development Budget” means the budget for conducting Development of the Licensed Compounds and Licensed Products pursuant to the Development Plan, which budget will be updated and amended concurrently with the Development Plan in accordance with Section 4.1(c). 1.21 “Development Plan” means the plan setting forth the activities and timelines relating to the Development of the Licensed Compounds and Licensed Products in the Field in the Territory, including all of the activities and timelines through the achievement of Regulatory Approval in the Major Market Countries for at least one (1) Licensed Product as a monotherapy for each Indication reflected in such Development Plan, including as applicable with respect to any Combination Products. An initial draft of the Development Plan for the Territory excluding the United States will be provided to Radius within [*] ([*]) months after the Effective Date and shall be attached hereto as Exhibit A-1. 1.22 “Diligent Efforts” has the meaning set forth in the Transition Services Agreement. 1.23 “Duke License Agreement” means the Patent License Agreement dated as of December 8, 2017, between Radius and Duke University (“Duke”), as such agreement may be amended or restated from time to time. 1.24 “Duke Patent Rights” has the meaning set forth in the preamble to Exhibit F. 1.25 “Duke Patent Prosecution and Maintenance Costs” has the meaning set forth in Clause 1.3 of Exhibit F. 1.26 “Eisai Know-How” means [*]. 1.27 “Eisai IP” means the Eisai Know-How, Eisai Patents, and Eisai’s undivided interest in the Joint Patents. 1.28 “Eisai License Agreement” means the License Agreement dated as of June 29, 2006, between Radius and Eisai Co., Ltd. (“Eisai”), as such agreement may be amended or restated from time to time. 1.29 “Eisai Patents” means all patents and patent applications which are or become owned by Eisai and/or its Affiliates, or to which Eisai and/or its Affiliates, otherwise have, now or in the future, the right to grant licenses, and which generically or specifically claim Compound and/or Product, a use for Compound and/or Product, a process for manufacturing Compound and/or Product, or an intermediate use in such process. Included within the definition of Eisai Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, renewals or extensions thereof and all Supplementary Protection Certificates. Also included within the definition are any improvements on Compound and/or Product or intermediates or manufacturing process required or useful for production of Compound and/or Product which are developed by or for Eisai and/or its Affiliates, or to which Eisai and/or its Affiliates otherwise has the right to grant licenses, now or in the future, during the term of this Agreement. Eisai Patents also includes any patent application covering an invention solely owned by Eisai in accordance with Article 6.4 of the Eisai License Agreement. The Eisai Patents existing as of the Effective Date as set forth in Exhibit C-2. 1.30 “EMA” means the European Medicines Agency and any successor agency thereto. 4

LICENSE AGREEMENT 1.31 “European Union” or “E.U.” means the European Union and all its then-current member countries but including in any case France, Germany, Italy, Spain and the United Kingdom regardless of whether they are then-current member countries. 1.32 “Euro” or “EUR” means Euros, the currency of the European Union. 1.33 “Executive Officers” means (a) for Radius, [*]; and (b) for Licensee, [*]. In the event that the position of any of the Executive Officers identified in this Section 1.33 no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer will be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer. 1.34 “FDA” means the United States Food and Drug Administration or any successor agency thereto. 1.35 “Field” means [*]. 1.36 “First Commercial Sale” means, with respect to any Licensed Product in a given country or region in the Territory, the first sale of such Licensed Product in such country or region. Notwithstanding the foregoing, sales for Clinical Studies purposes or compassionate or similar use will not be considered to constitute a First Commercial Sale. For clarity, First Commercial Sale will be determined on a Licensed Product-by-Licensed Product and country-by-country (or region-by-region) basis, as applicable. 1.37 “Generic Product” means, with respect to a particular Licensed Product in a country, a generic pharmaceutical product that: (a) (i) contains the same active ingredient as the Licensed Compound in such Licensed Product; and (ii) is approved for use in such country by a Regulatory Authority through an Abbreviated New Drug Application (as permitted in the United States of America pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, as amended, or any enabling legislation thereof, or pursuant to any similar abbreviated route of approval in any other countries in the Territory); or (b) (i) contains the same active ingredient as the Licensed Compound in such Licensed Product; and (ii) is approved for use in such country by a Regulatory Authority through a regulatory pathway referencing clinical data first submitted by a Party or its Affiliates or Sublicensees for obtaining Regulatory Approval for such Licensed Product. 1.38 “Good Clinical Practice” means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by any organizations and Governmental Authorities in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice. 1.39 “Good Laboratory Practice” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by any organizations and Governmental Authorities in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice. 1.40 “Good Manufacturing Practice” means the part of quality assurance which ensures that products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, 5

LICENSE AGREEMENT Annex 16 (in each case as amended), and applicable United States, EU, Canadian and ICH Guidance or regulatory requirements for a Licensed Product. 1.41 “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body. 1.42 “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use. 1.43 “In-License Agreements” means the Duke License Agreement and Eisai License Agreement. 1.44 “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority (which in countries of the E.U. and in other markets may include an “Investigational Medicinal Product Dossier” or “IMPD” filed or to be filed as part of the application to the relevant Regulatory Authority). 1.45 “Indication” means a disease (a) for which a Licensed Product is indicated for treatment and (ii) that is described in the Licensed Product label as required by the Regulatory Approval granted by the applicable Regulatory Authority. An Indication is only distinct from another Indication (a) if the diseases associated with such Indications are listed in two (2) different blocks of the ICD-10 and (b) Regulatory Approvals are based, in whole or in part, on separate clinical studies. 1.46 “Japan” means Japan, including its territories and possessions. 1.47 “Joint Inventions” has the meaning set forth in Clause 1.10 of Exhibit G. 1.48 “Joint Patent Agreement” has the meaning set forth in Clause 1.10 of Exhibit G. 1.49 “Joint Patents” has the meaning set forth in Clause 1.10 of Exhibit G. 1.50 “Know-How” means know-how, trade secrets, chemical and biological materials, formulations, information, documents, studies, results, data and regulatory approvals, data (including from Clinical Studies), filings and correspondence (including DMFs), including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, whether or not patented or patentable. 1.51 “Knowledge” means the actual knowledge of a Party or any of its Affiliates without any duty of inquiry. 1.52 “Law” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. 6

LICENSE AGREEMENT 1.53 “Licensed Compound” means the compound known as elacestrant (RAD1901), as further described on Exhibit B, the backup compounds listed on Schedule 1.53, and in each case, any modification, improvement, derivative or Structural Analog thereof, including any metabolite, salt, ester, free acid form, free base form, crystalline form, amorphous form, pro-drug form, racemate, chelate, polymorph, tautomer, solvate, or optical isomer thereof. 1.54 “Licensed Product” means any pharmaceutical product containing any Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms. For clarification, Licensed Product will include any Combination. 1.55 “Licensee-Eisai Joint Invention” has the meaning set forth in Clause 1.4 of Exhibit G. 1.56 “Licensee-Eisai Joint Patent” has the meaning set forth in Clause 1.10 of Exhibit G. 1.57 “Licensee-Invented Patents” has the meaning set forth in the preamble to Exhibit G. 1.58 “Loss of Market Exclusivity” means an event where, with respect to any Licensed Product in any country one or more Generic Products are being marketed in such country. 1.59 “Loss of Market Exclusivity Initial Threshold” means, on a Licensed Product-by-Licensed Product and country-by-country basis, (a) Loss of Market Exclusivity has occurred for such Licensed Product in such country, and (b) average quarterly total aggregate sales in value of such Licensed Product sold in that country during any Calendar Quarter following introduction of such Generic Product in such country have fallen by at least [*] ([*]) in that country as compared to the average quarterly total aggregate sales in value of such Licensed Product sold in such country during the last [*] ([*]) full Calendar Quarters prior to the Calendar Quarter in which such Generic Product was first introduced. 1.60 “MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any country of the European Union if the centralized EMA filing procedure is not used or (b) any other equivalent or related regulatory submission, in either case to gain approval to market a Licensed Product in any country in or outside the European Union, in each case including, for clarity, amendments thereto and supplemental applications. 1.61 “Major Market Countries” means each of China, France, Germany, Italy, Spain, the United States and the United Kingdom. 1.62 “Manufacture” or “Manufacturing” means activities related to the manufacture, formulation and packaging of any compound or product, including any Licensed Compounds and Licensed Products, including related quality control and quality assurance and product release activities. 1.63 “NDA” means a New Drug Application filed with the FDA (including amendments and supplements thereto) to obtain Regulatory Approval in the U.S., or any corresponding applications or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Approvals in any other country or region in the Territory (including any MAA). 1.64 “Net Sales” means the aggregate amount billed, invoiced or otherwise charged by Licensee, its Affiliates or Sublicensees for the sale of the Licensed Products to a Third Party in the Territory, less the following deductions related to Licensed Products, to the extent such deductions are actually paid or incurred, and are reasonable and customary: [*]. Net Sales will be determined from the books and records of Licensee, its Affiliates and Sublicensees maintained in accordance with the Accounting Standards. Net Sales for any Combination will be calculated on a country-by-country basis by multiplying actual Net Sales 7

LICENSE AGREEMENT of such Combination by the fraction A/B, where A is the gross invoice price for the Licensed Product contained in such Combination if such Licensed Product is sold separately in finished form in such country, and B is the gross invoice price for such Combination in such country. If such Licensed Product is not sold separately in finished form in such country, the Parties will determine Net Sales for such Licensed Product by mutual agreement based on the relative contribution of such Licensed Product and each such other active ingredients in such Combination in accordance with the above formula, and will take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries. 1.65 “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity or enforceability of any of the Radius Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Radius Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Radius Patent Rights (other than art required to be cited under a duty of candor to a patent office), filing a request for or pursuing a re- examination of any of the Radius Patent Rights (other than with Radius’s written agreement), or becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Radius Patent Rights; but excluding any challenge raised as a defense against a claim, action or proceeding asserted by Radius or its Affiliates against Licensee or its Affiliates or Sublicensees. 1.66 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, beneficiary or trustee of any trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government. 1.67 “Phase 3 Clinical Study” means a clinical study of a product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. 1.68 “Pivotal Study” means, with respect to any Licensed Product, a clinical study that at the time of initiation (or any later point, if applicable), is expected or otherwise designed to provide the basis for submitting an application for Regulatory Approval for such Licensed Product thereof, including but not limited to a Phase II/III clinical study or Phase IIb clinical study. 1.69 “Prosecute” or “Prosecution” means in relation to any patent rights, (a) to prepare and file patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant Governmental Authorities during examination, re- examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions or other challenges, (c) to secure the grant of any patents arising from such patent application, (d) to maintain in force any issued patent (including through payment of any relevant maintenance fees), (e) obtain and maintain patent term extension or supplemental protection certificates or their equivalents, and (f) to make all decisions with regard to any of the foregoing activities. 1.70 “Prosecuting Party” has, with respect to a Joint Patent, the meaning set forth in Clause 1.10 of Exhibit G. 1.71 “Radius-Eisai Joint Invention” has the meaning set forth in the preamble to Exhibit G. 8

LICENSE AGREEMENT 1.72 “Radius-Eisai Joint Patent” has the meaning set forth in the preamble to Exhibit G. The Radius-Eisai Joint Patents existing as of the Effective Date are set forth in Exhibit C-3. 1.73 “Radius-Invented Patent Prosecution and Maintenance Costs” has the meaning set forth in Clause 1.9 of Exhibit G. 1.74 “Radius-Invented Patents” has the meaning set forth in the preamble to Exhibit G. The Radius-Invented Patents existing as of the Effective Date are set forth in Exhibit C-3. 1.75 “Radius Know-How” means (a) all Know-How Controlled by Radius or any of its Affiliates as of the Effective Date and that is solely related to the Licensed Compounds or Licensed Products, and (b) all Know-How within the TSA Inventions. 1.76 “Radius Patent Rights” means (a) the patents and patent applications listed in Exhibit C-1, C-2 and C-3 attached hereto, plus any conversion, continuation, division or substitution thereon, any reissues, reexaminations or extensions thereof, any continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications described above, and any foreign counterparts of any of the foregoing, and (b) all patents and patent applications that specifically claim or cover the TSA Inventions, plus any conversion, continuation, division or substitution thereon, any reissues, reexaminations or extensions thereof, any continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications described above, and any foreign counterparts of any of the foregoing. For the sake of clarity, the Radius Patent Rights include the Duke Patent Rights, the Eisai Patents, the Joint Patents and the Radius-Invented Patents. 1.77 “Regulatory Approval” means, with respect to a country or region in the Territory, approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary in order to import, distribute, market or sell a pharmaceutical product (including any Licensed Product) in such country or region, but not including any pricing or reimbursement approvals. Regulatory Approvals include approvals by the relevant Regulatory Authority of an NDA. 1.78 “Regulatory Authority” means the FDA, the EMA, and any other analogous government regulatory authority or agency involved in granting approvals (including any required pricing or reimbursement approvals) for the Development, Manufacture or Commercialization of any pharmaceutical product (including any Licensed Product) in the Territory. 1.79 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than patent rights, including, without limitation, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S. 1.80 “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to any compound or product (including any Licensed Compound or Licensed Product), or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs and NDAs, and all correspondence with any Regulatory Authority with respect to such compound or product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority). 1.81 [*]. 9

LICENSE AGREEMENT 1.82 “Structural Analog” means a compound covered by the chemical structure set forth on Schedule 1.82. 1.83 “Sublicensee” means any Affiliate of Licensee or any Third Party that is granted a license or sublicense by Licensee in accordance with Section 2.2 with respect to the Licensed Compound or Licensed Product. 1.84 “Territory” means worldwide. 1.85 “Third Party” means any Person other than Licensee or Radius or any of their respective Affiliates. 1.86 “Transfer Inventory” means the Licensed Compounds and Licensed Products and other materials and data listed on a schedule to be mutually agreed by the Parties in the Transition Services Agreement in the quantities as set forth therein, in the form in which it exists as of the Effective Date and to the extent such can be transferred in compliance with applicable Laws and in accordance with the relevant informed consents. 1.87 “TSA Inventions” has the meaning set forth in the Transition Services Agreement. 1.88 “United States” or “U.S.” means the United States of America, including its territories and possessions, and the District of Columbia. 1.89 “US$” means US dollars, the currency of the U.S. The following additional defined terms have the meanings set forth in the section indicated: Defined Term Section Additional Payment Section 7.5(e)(iii) Affected Party Section 11.3 Agreement Introductory Paragraph Alternative Product Section 2.3(b) Bankruptcy Event Section 11.3 Claim Section 10.6(c) 10.6(c) CREATE Act Section 8.1(g) CRE Considerations Section 1.11 Disclosing Party Section 9.1(a) Effective Date Introductory Paragraph Existing Licensed Product Contracts Section 3.3 Generic Step-Down Rate Section 7.3(c)(ii) Hatch-Waxman Time Period Section 8.2(b) Indemnitee Section 10.6(c) Indemnitor Section 10.6(c) Issuing Party Section 9.2(c) Licensee Introductory Paragraph Licensee Indemnitees Section 10.6(b) Losses Section 10.6(a) Milestone Events Section 7.2(a) Milestone Payments Section 7.2(a) Non-Publishing Party Section 9.2(e) 10

LICENSE AGREEMENT Party Introductory Paragraph Publishing Party Section 9.2(e) Radius Introductory Paragraph Radius Indemnitees Section 10.6(a) Receiving Party Section 9.1(a) Release Section 9.2(c) Reversion IP Section 11.7(f) Reviewing Party Section 9.2(c) Sublicense Section 2.2(b) Term Section 11.1 Transition Services Agreement Section 3.4 U.S. Know-How Step-Down Rate Section 7.3(c)(i) Withholding Action Section 7.5(e)(ii) Section 2. License Grants. 2.1 License Grants. (a) Subject to the terms and conditions of this Agreement, Radius, on behalf of itself and its Affiliates, hereby grants to Licensee a non-transferable (except in accordance with Section 12.1), exclusive (even as to Radius), royalty-bearing license, with the right to sublicense in accordance with Section 2.2 only, under the Radius Patent Rights and Radius Know-How, to Develop, have Developed, make, have made, use, sell, offer for sale, Commercialize, import and export one or more Licensed Compound(s) and Licensed Product(s) in the Field in the Territory. (b) Notwithstanding the exclusive license granted to Licensee in Section 2.1(a), Radius and its Affiliates will retain the non-exclusive rights under the Radius Patent Rights and Radius Know-How to (i) make, have made, use and have used Licensed Compounds, and Licensed Products for non-clinical and clinical research purposes, and (ii) to exercise its rights and perform its obligations under the Transition Services Agreement. The licenses granted in this Section 2.1 will not grant or create (by implication, estoppel or otherwise) any license or right under any Radius Patent Rights or Radius Know- How to Develop, Manufacture or Commercialize any molecule that is not a Licensed Compound or Licensed Product. The foregoing retained rights are sublicensable by Radius to Third Parties only with the prior written consent of Licensee, which consent will not be unreasonably withheld, conditioned or delayed. 2.2 Sublicenses. (a) Licensee may grant sublicenses (or any options to a sublicense) of the rights granted by Radius to Licensee hereunder (i) to its Affiliates without prior written consent, and (ii) to Third Parties only with the prior written consent of Radius. (b) Each sublicense (or any option to a sublicense) granted by a Licensee to a Third Party pursuant to this Section 2.2 (each a “Sublicense”) will (i) be in writing; (ii) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (iii) require the applicable Sublicensee to comply with all applicable terms of this Agreement (except for the payment obligations, for which Licensee will remain responsible) and contain such obligations as to permit Licensee to comply with its obligations under this Agreement and to permit Radius to comply with Radius’ obligations under the In-License Agreements. Licensee will provide Radius with a copy of each agreement containing any Sublicense or any amendment or modification to any Sublicense within [*] ([*]) days of execution. No 11

LICENSE AGREEMENT Sublicense will diminish, reduce or eliminate any obligation of Licensee under this Agreement, and Licensee will remain responsible for its obligations under this Agreement and will be responsible for the performance of the relevant Sublicensee as if such Sublicensee were “Licensee” hereunder. Each Sublicense granted by Licensee to any rights licensed to it hereunder will terminate immediately upon the termination of the license from Radius to Licensee with respect to such rights. 2.3 Exclusivity and Alternative Products. (a) Exclusivity. Beginning on the Effective Date until the date that is [*], except pursuant to the terms of this Agreement, neither Licensee nor any of its Affiliates shall (alone or with or for any Third Party) [*]. To Licensee’s Knowledge, as of the Effective Date, neither Licensee nor any of its Affiliates owns or otherwise in-licenses any compound or product that qualifies as an Alternative Product hereunder. (b) For purposes hereof, “Alternative Product” means [*]. 2.4 License Limitations and In-License Agreements. (a) Except as expressly set forth in this Agreement, no licenses or other rights are granted or created hereunder to use any patent right, Know-How or other intellectual property rights owned or in-licensed by Radius or any of its Affiliates. All licenses and other rights are or will be granted only as expressly provided in this Agreement, and no other licenses or other rights are or will be created or granted hereunder by implication, estoppel or otherwise. (b) Radius represents to Licensee, and Licensee acknowledges, that sublicenses granted to Licensee under Section 2.1(a) are subject to the rights and obligations of Radius under the In- License Agreements. Radius will comply with all applicable provisions of the In-License Agreements, and will perform and take such actions as may be required to allow Radius to comply with its obligations thereunder. In addition, Radius shall not amend or modify the In-License Agreements in a way that would have a material adverse effect on Licensee’s rights and obligations hereunder without Licensee’s consent. Licensee shall perform under this Agreement and shall take all reasonable actions required by Radius to permit Radius to comply with Radius’ obligations under the In-License Agreements. Section 3. Transfer of Radius Know-How; Transfer Inventory; Existing Licensed Product Agreements; Transition Services. 3.1 Radius Know-How. During the [*] ([*]) day period following the Effective Date, Radius will provide to Licensee one (1) electronic copy of all documents, data or other information in Radius’s or its Affiliates possession or Control as of the Effective Date to the extent that such documents, data or other information describe or contain Radius Know-How and the relevant know-how of Radius’ licensors and Third Party providers concerning the Licensed Compound and the Licensed Product. During the term of the Transition Services Agreement, Radius will continue to deliver to Licensee all Radius Know-How with respect to Licensed Compound and Licensed Product in Radius’s or its Affiliates possession or Control. 3.2 Transfer Inventory. As set forth in the Transition Services Agreement, Radius will transfer to Licensee, at Licensee’s sole cost (including both for the transfer and Radius’ and its Affiliates’ fully burdened manufacturing costs therefor), all Transfer Inventory in accordance with a schedule to be mutually agreed by the Parties; provided, however, that such transfer timeline may be reasonably extended for items that, despite Diligent Efforts by Radius, are not practicable to transfer within such time period, in which case Radius will continue to use Diligent Efforts to transfer such items as promptly as practicable after such period. 12

LICENSE AGREEMENT 3.3 Existing Licensed Product Agreements. Radius has entered into certain contracts, listed on an exhibit to the Transition Services Agreement, with Third Parties, which contracts relate solely to the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product (the “Existing Licensed Product Contracts”). Upon Licensee’s request, Radius will use Diligent Efforts (subject, as applicable, to the applicable terms thereof, including any consent of the counterparty thereto) to obtain, as applicable, the consent of the counterparty to assign and to assign the Existing Licensed Product Contracts to Licensee. After such assignment, Licensee will be solely responsible for the performance of the obligations (including payment obligations), which arise on or after the relevant assignment date, under the Existing Licensed Product Contracts. 3.4 Transition Services Agreement. On the Effective Date, the Parties will execute the transition services agreement in a form substantially identical to the one attached hereto as Exhibit D (the “Transition Services Agreement”), pursuant to which Radius will perform certain clinical, regulatory and other activities in the interest of Licensee relating to the Licensed Compounds, Licensed Products and, to the extent applicable, Companion Diagnostic. Section 4. Development. 4.1 Development Plan; Amendments; Development Responsibilities. (a) Development Plan. Except as set forth in the Transition Services Agreement, the global Development of the Licensed Compounds and Licensed Products, including pre-clinical Development activities, if any, will be governed by the Development Plan. Licensee agrees to exercise Commercially Reasonable Efforts to conduct all Development activities relating to the Licensed Products as a monotherapy in the Major Market Countries in accordance with the Development Plan (except for those activities for which Radius is responsible under the Transition Services Agreement) at Licensee’s sole cost and expense. Additionally, during the Term Licensee will continue evaluating the opportunity to Develop Combinations, provided that Licensee shall not be under any obligation to Develop Combinations. The outcome of such evaluations will be shared with Radius. Licensee may not Develop, Commercialize, or otherwise exploit any Combination Product without Radius’ prior written consent, not to be unreasonably withheld. (b) Transition Services. The Parties acknowledge that pursuant to the Transition Services Agreement, Radius is responsible for performing the Services (as defined in the Transition Services Agreement) in accordance with the Development Plan and with the Services Schedules (as defined in the Transition Services Agreement), and the Transition Services Agreement provides for the reimbursement by Licensee of the costs incurred by Radius in performing such Services in accordance with the Development Budget set forth therein. Within [*] ([*]) months after the Effective Date of this Agreement, Licensee will provide Radius with a Development Plan relating to the Licensed Product as a monotherapy for the registration of the Licensed Product outside the U.S.. Licensee may amend the Development Plan during the Term; provided that any such amendment is consistent with the Parties’ respective Development obligations set forth in Section 4.2 and in the Transition Services Agreement with the aim at allowing the Licensed Product to enter into the market as soon as practicable in such Major Market Countries. The Development Plan will include overall total estimated budget figures for the initial Development Budget as described in Section 4.1(b). The Development Plan will include general study design parameters, specific staffing requirements and the funding budget for each stage of clinical Development for each Indication in the Development Plan, and will be consistent with the terms of this Agreement. The terms of and activities set forth in the Development Plan will at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry. 13

LICENSE AGREEMENT (c) Development Budget. The Development Budget included in the Development Plan will set forth the estimated budgeted amounts for Development costs and expenses under the Development Plan. Within [*] ([*]) months after the Effective Date of this Agreement, Licensee will share with Radius a Development Budget relating to the Development Plan of Licensed Product monotherapy for the seeking of Regulatory Approval of the Licensed Product in the Major Market Countries outside of the United States. Licensee may amend the Development Budget for the Major Market Countries during the Term, always with the aim at allowing the Licensed Product to enter into the market as soon as practicable in such Major Market Countries. Concurrently with the annual update of the Development Plan in accordance with Section 4.2(c), Licensee also will prepare an updated Development Budget covering the next Calendar Year and the two (2) succeeding Calendar Quarters thereafter and a forecast of the annual development budgets through receipt of Regulatory Approval for each Indication reflected in such Development Budget. (d) Updates to Development Plan. Should the Development Services be transferred to Licensee pursuant to the provisions of the Transition Services Agreement and Radius receives notices from Eisai which indicates that Eisai does not believe performance of the Development Plan is consistent with the obligations to use Commercially Reasonable Efforts in Developing Licensed Compound and/or Licensed Product in the Territory, Radius shall inform Licensee and the Parties shall immediately meet to discuss in good faith on possible actions or conducts that the Parties would consider to be an acceptable remediation of such inconsistency versus Eisai’s indications and in order to prevent any possible complaint by Eisai. 4.2 Development Efforts; Manner of Performance; Reports. (a) Licensee Development Efforts. Without limiting the foregoing sentence and except as set forth in the Transition Services Agreement, Licensee will use Commercially Reasonable Efforts to seek and attempt to obtain Regulatory Approval for Licensed Products as monotherapy in each of the Major Market Countries. Without limiting the generality of the foregoing, and except as set forth in the Transition Services Agreement, Licensee will use Commercially Reasonable Efforts to execute and perform, or cause to be performed, the Development Plan, in accordance with the timelines set forth therein. Licensee will conduct its Development activities in good scientific manner and in compliance with applicable Law, including Laws regarding environmental, safety and industrial hygiene, any applicable anti-corruption or anti-bribery laws or regulations, and Good Laboratory Practice, Good Clinical Practice, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects. (b) Cost and Expense. Licensee will be responsible for the costs and expenses for all Development activities under this Agreement in compliance with the Development Plan and Development Budget and will keep Radius reasonably informed as to the progress of such activities. (c) Development Reports and Updates. Licensee will, through receipt of Regulatory Approval for each Indication reflected in the Development Plan and with respect to its own Development activities, (i) provide to Radius each Calendar Quarter, a written progress report that includes, as applicable, information regarding accrual, site initiation, progress on protocol writing, meeting requests and briefing documents, in the case of clinical or regulatory activities, and in other cases such information as is reasonably necessary to convey a reasonably comprehensive understanding of the status of the applicable Development activity, (ii) annually, together with the progress report delivered during the Calendar Quarter that includes the anniversary of the Effective Date, Licensee shall provide Radius with a copy of the then-current Development Plan and Development Budget and (iii) upon the request of Radius, no more than once per Calendar Year, representatives of Licensee shall participate in a telephone conference with Radius’ representatives to provide an oral update on and answer Radius’ questions 14

LICENSE AGREEMENT regarding Licensee’s progress in the Development of the Licensed Compounds and Licensed Products (including to discuss the information in (i) and (ii) above). In addition to the foregoing, Licensee will provide notice to Radius if Licensee elects to suspend or no longer proceed with Developing or Commercializing any Licensed Compounds or Licensed Products for any Indication. (d) Compliance Audits. With respect to any facility or site at which Licensee conducts Development activities pursuant to this Agreement or the Development Plan, Radius will have the right, at its expense, upon reasonable written notice to Licensee (and if applicable, such Affiliate), and during normal business hours, to inspect such site and facility and any records relating thereto once per year, or more often with reasonable cause, to verify Licensee’s compliance with the terms of this Agreement pertaining to Development of the Licensed Compounds and Licensed Products pursuant to all applicable Laws, including Good Laboratory Practices, Good Clinical Practices and current standards for pharmacovigilance practice. Such inspection will be subject to the confidentiality provisions set forth in Section 9. 4.3 Regulatory Submissions and Regulatory Approvals. (a) Regulatory Responsibilities. As of the Effective Date, except as set forth in the Transition Services Agreement, Licensee will be responsible, at its sole cost and expense, to use its Commercially Reasonable Efforts to seek and attempt to (i) obtain all Regulatory Approvals for the Licensed Product in monotherapy in the Field in the Major Market Countries, (ii) following Regulatory Approval to continue active, diligent marketing efforts throughout the life of this Agreement, and (iii) following Regulatory Approval, to obtain and retain any governmental approvals to manufacture and/or sell Licensed Products for all relevant activities of Licensee and Sublicensees. Further, for the sake of clarity, Licensee shall use Commercially Reasonable Efforts to make commercially reasonable amounts of Licensed Products available. (b) Transfer of Regulatory Filings. As soon as reasonably practicable after the Effective Date, but with an effort to avoid any adverse impact on or disruption to the activities under the Transition Services Agreement, at Licensee’s cost, Radius will use Commercially Reasonable Efforts to transfer and assign to Licensee Radius’s entire right, title, and interest in and to all INDs, other Regulatory Filings, and other regulatory documentation in the Territory with respect to all Licensed Compounds and Licensed Products, in each case, that is in the possession and control of Radius, excluding any drug master files maintained by Radius or a Third Party solely with respect thereto. (c) Ownership of Regulatory Approvals. Licensee will own all regulatory submissions, including all applications, for Regulatory Approvals for the Licensed Products in the Field in the Territory filed after the Effective Date. (d) Pricing and Reimbursement Approvals. Licensee will be responsible for and have the exclusive right to seek and attempt to obtain pricing and reimbursement approvals for the Licensed Products in the Field in the Territory, provided that Licensee will keep Radius reasonably informed with regard to any pricing or reimbursement approval proceedings for the Licensed Products in the Field in the Territory. Section 5. Commercialization. 5.1 Commercialization Plan and Budget. (a) Commercialization Plan. The Commercialization of the Licensed Products in the Field in the Territory will be governed by the Commercialization Plan. The Commercialization Plan will 15

LICENSE AGREEMENT be updated annually as provided in Section 5.2(c). Any updated Commercialization Plan will include at a minimum, a situation analysis and an overall strategy for the Commercialization of the Licensed Products in the Field throughout the Territory (including branding, positioning, promotional materials, market preparation, field force size, etc.), strategies for detailing and promotion of the Licensed Products in the Territory, the Commercialization Budget, Net Sales and market forecasts for the Territory, and an anticipated timeline for Commercialization of the Licensed Products throughout the Territory. The terms of and activities set forth in the Commercialization Plan will at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry. Notwithstanding the foregoing, Licensee shall be free to reasonably update, change and modify the Commercialization Plan; such updates, changes and modifications shall be shared with Radius. (b) Commercialization Budget. The Commercialization Budget included in any updated Commercialization Plan will be a written budget setting forth the budgeted amounts for costs with respect to activities set forth in the Commercialization Plan during the then-current Calendar Year and the two (2) succeeding Calendar Quarters thereafter, broken down by Calendar Quarter. Such Commercialization Budget also will include a breakout of costs by functional area or category (and may set forth budgets for Commercialization activities in the Territory on a regional basis, rather than a country-by-country basis, defining the regions in a manner consistent with Licensee’s internal procedures). Notwithstanding the foregoing, Licensee shall be free to reasonably update, change and modify the Commercialization Budget and will keep Radius reasonably informed as to such updates, changes and modifications. 5.2 Commercialization Efforts; Manner of Performance; Reports. (a) Commercialization Efforts. Licensee will use Commercially Reasonable Efforts to Commercialize Licensed Products in the Territory in each of the Major Market Countries. Without limiting the generality of the foregoing, Licensee will use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the Commercialization Plan. (b) Cost and Expense. Licensee will be responsible, at its sole cost and expense, for all Commercialization activities under this Agreement or the Commercialization Plan and will keep Radius reasonably informed as to the progress of such activities. (c) Commercialization Reports. During the Term and following the First Commercial Sale of a Licensed Product, Licensee will provide to Radius (i) annually, a copy of the then- current Commercialization Plan and Commercialization Budget and (ii) upon the request of Radius no more than once per Calendar Year, representatives of Licensee will provide an oral update on Licensee’s progress in the Commercialization of the Licensed Compounds and Licensed Products. Further, Licensee will provide notice to Radius if Licensee elects to suspend or no longer proceed with Commercializing any Licensed Compounds or Licensed Products. Section 6. Manufacturing. 6.1 Except to the extent otherwise provided in the Transition Services Agreement, Licensee will be solely responsible, at its cost and expense, for Manufacturing and supplying the requirements for the Development and Commercialization of the Licensed Compounds and Licensed Products in the Territory. Section 7. Licensee Payments. 16

LICENSE AGREEMENT 7.1 Initial License Fee. Licensee will pay to Radius within [*] ([*]) days after the Effective Date a one-time payment of thirty million US dollars (US$30,000,000). Such payment will be non- refundable and non-creditable and not subject to set-off. 7.2 Milestone Payments. (a) As set forth in the following table, Licensee will make the following payments (the “Milestone Payments”) to Radius upon achievement of each of the milestone events set forth in the tables below (the “Milestone Events”) by Licensee or its Affiliates or Sublicensees. Each Milestone Payment will be payable by Licensee to Radius within [*] ([*]) days after the achievement of the corresponding Milestone Event. Such payments will be non-refundable and non-creditable and not subject to set-off (except as provided in Section 11.9). Development and Commercialization Milestones No. Development Milestone Event Milestone Payment 1 [*] [*] 2 [*] [*] 3 [*] [*] If, [*], then (i) Milestone Payment 2 set forth above will become payable [*], and (ii) Milestone Payment 3 set forth above will become payable upon [*]. If, [*], then (i) Milestone Payment No. 2 set forth above will be [*] and will become payable upon [*], and (ii) Milestone Payment No. 3 set forth above will be [*] and will become payable upon [*]. Sales Milestones Sales Milestone Event Milestone Payment Total Net Sales of Licensed Products in the Territory in a Calendar [*] Year equal to or greater than [*] Total Net Sales of Licensed Products in the Territory in a Calendar [*] Year equal to or greater than [*] Total Net Sales of Licensed Products in the Territory in a Calendar [*] Year equal to or greater than [*] Total Net Sales of Licensed Products in the Territory in a Calendar [*] Year equal to or greater than [*] Total Net Sales of Licensed Products in the Territory in a Calendar [*] Year equal to or greater than [*] 17

LICENSE AGREEMENT (b) Each of the Milestone Payments will be payable only once upon the first achievement of the corresponding Milestone Event, regardless of the number of Licensed Products that achieve such Milestone Event or the number of times the Milestone Event is achieved. (c) Multiple Total Net Sales Milestone Payments as set forth above shall be payable by Licensee in a given Calendar Year in the event two (2) or more Net Sales Milestones Events are achieved in the same Calendar Year. By way of example, [*] 7.3 Royalties. (a) Royalties. Licensee will pay to Radius royalties at the graduated royalty rates specified in the following table with respect to the aggregate annual Net Sales of all Licensed Products in the Territory in a Calendar Year: Aggregate Annual Worldwide Net Sales of All Licensed Products in a Calendar Year Royalty Rate Portion of aggregate Annual Net Sales up to and including [*] [*] Portion of aggregate Annual Net Sales greater than [*] up to and including [*] [*] Portion of aggregate Annual Net Sales greater than [*] up to and including [*] [*] Portion of aggregate Annual Net Sales by Licensee, its Affiliates and Sublicensees greater than [*] [*] The applicable royalty rate will be calculated as provided in this Section 7.3(a) by reference to the aggregate annual worldwide Net Sales of all Licensed Products. [*]. (b) Royalty Term. The royalties due under Section 7.3(a) will be payable on Net Sales from the First Commercial Sale of a particular Licensed Product until the latest of, on a country-by-country basis, [*]. (c) Royalty Reductions. (i) U.S. Sales. If royalties are payable under this Section 7.3 on Net Sales of a particular Licensed Product for use in the United States after the expiration of all U.S. Radius Patent Rights (including any applicable patent term extension) claiming the use, sale, offer for sale or importation of such Licensed Product, then the royalties payable on Net Sales of such Licensed Product for use in the United States will be calculated as set forth in Section 7.3(a), provided that the portion of the royalties payable on Net Sales of such Licensed Product for use in the United States will be reduced, subject to Section 7.3(c)(iv), by [*] ([*]) (the “U.S. Know-How Step-Down Rate”) after the date of expiration of all such U.S. Radius Patent Rights. For clarity, there will be no reduction on royalties payable on Net Sales of Licensed Products for use in any country or region in the Territory other than in the United States. (ii) Reduction for Generic Competition. Subject to Section 7.3(c)(iv), on a Licensed Product-by-Licensed Product and country-by-country basis, upon the First Commercial Sale of any Generic Product, as from the first Calendar Quarter this Section 7.3(c)(ii) applies, the applicable royalty 18

LICENSE AGREEMENT rates for annual Net Sales of such Licensed Product otherwise due in such country pursuant to Section 7.3(a): (1) for all countries of the Territory excluding US - will be reduced by [*] ([*]) (the “Generic Step-Down Rate”); (2) for US, will be reduced to [*] ([*]) of the amount for US under Section 7.3(a); provided, however, that the royalties payable on Net Sales for a Licensed Product in the United States shall not be reduced by more than [*] ([*]) in the aggregate pursuant to Sections 7.3(c)(i) and 7.3(c)(ii) with respect to the amount originally due under Section 7.3(a), unless in case of Loss of Market Exclusivity occurs in United States. (For the sake of clarity, further to the event set forth under Section 7.3(c)(i) above, the royalty due for the US to Radius under Section 7.3(a) will be reduced by [*]; upon the First Commercial Sale of any Generic Product in the US the royalty due for the US will be further reduced so that the total royalty due for the US will be [*] of the amount due for the US under Section 7.3(a)). Additionally, in the event of Loss of Market Exclusivity with respect to a Licensed Product in a country, as from the first Calendar Quarter this Section 7.3(c)(ii) applies the applicable royalty rates for annual Net Sales of such Licensed Product otherwise due in such country pursuant to Section 7.3(a) will be reduced by [*]. (iii) Third Party Payments. Without prejudice to Section 7.3(c)(iv), on a Licensed Product-by-Licensed Product and country-by-country basis, in the event that Licensee determines in good faith that patents controlled by a Third Party would be infringed by the manufacturing, use or sale of such Licensed Product in such country under this Agreement, Licensee may credit any amounts due to such Third Party in such country against the royalties due and payable by Licensee to Radius on the Net Sales for such Licensed Product in such Calendar Quarter in such country. (iv) Cumulative Reductions Floor. On a Licensed Product-by-Licensed Product and country-by-country basis, in no event will the royalties otherwise due to Radius for any Licensed Product in a Calendar Quarter in a given country during the royalty term for such Licensed Product be reduced by more than [*] ([*]) of the amount that would otherwise be due in such Calendar Quarter for such Licensed Product in such country but for the reductions set forth in Section 7.3(c)(i), Section 7.3(c)(ii), or Section 7.3(c)(iii). [*]. (d) Only One Royalty. Only one royalty will be due with respect to the sale of the same unit of Licensed Product. Only one royalty will be due hereunder on the sale of a Licensed Product even if the manufacture, use, sale, offer for sale or importation of such Licensed Product infringes more than one claim of the Radius Patent Rights. (e) No Other Deductions. Without prejudice to Section 7.5(e), there will be no other deductions or reductions to any royalties payable to Radius hereunder, except to the extent provided by Section 7.3(c). All royalty payments will be non-refundable and non-creditable and not subject to set-off (except as provided in Section 11.9). (f) Products Containing the Licensed Compound. Should, during the Term, any product containing the Licensed Compound which does not fall within the definition of Generic Product but which has received Regulatory Approval for the same indication(s) as the Licensed Product, lawfully enter the market in a given country(ies) of the Territory (and without infringing any of the Radius Patent Rights), the Parties shall promptly meet in order to discuss in good faith how to cope with this new scenario with the aim at preserving the commercial viability of the Licensed Product in the concerned country(ies). 7.4 Duke License Agreement and Eisai License Agreement Payments. For clarity, except for what is expressly provided for hereunder, Radius will be solely responsible for any and all payments, including all royalty and milestone payments provided for in the Duke License Agreement and Eisai License Agreement. 7.5 Payment Terms. 19

LICENSE AGREEMENT (a) Manner of Payment. All payments to be made by Licensee to Radius hereunder will be made in United States dollars by wire transfer to such bank account as Radius may designate. Licensee shall promptly establish and consistently employ a system of specific nomenclature and type designations for Licensed Products to permit identification and segregation of various types where necessary, and shall require Sublicensees to use the same nomenclature and type designations. (b) Reports and Royalty Payments. For as long as royalties are due under Section 7.3(a), Licensee will furnish to Radius (i) within [*] days after the end of each Calendar Quarter, a written report, showing the amount of Net Sales of Licensed Products and royalty due for such Calendar Quarter. Royalty payments for each Calendar Quarter will be due within [*] ([*]) days following the end of the relevant Calendar Quarter. The report will include, at a minimum, the following information for the applicable Calendar Quarter, each listed by product and by country of sale: (i) the number of units of Licensed Products sold by Licensee and its Affiliates and Sublicensees on which royalties are owed to Radius hereunder; (ii) the gross amount received for such sales; (iii) deductions (a) taken from Net Sales as specified in the definition thereof and (b) made pursuant to Section 7.5(e); (iv) Net Sales; (v) the royalties and Milestone Payments owed to Radius, listed by category; and (vi) the computations for any applicable currency conversions pursuant to Section 7.5(d). All such reports will be treated as Confidential Information of Licensee. (c) Records and Audits. Licensee will keep, and will cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all amounts due to Radius hereunder. For the [*] ([*]) years following the end of the Calendar Year to which each will pertain, such books and records of accounting (including those of Licensee’s Affiliates and Sublicensees, as applicable) will be kept at each of their principal place of business and will be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Radius, and which is reasonably acceptable to Licensee, for the sole purpose of inspecting the amounts due to Radius under this Agreement. In no event will such inspections be conducted hereunder more frequently than once every [*] ([*]) months. Such accountant must have executed and delivered to Licensee and its Affiliates and Sublicensees, as applicable, a confidentiality agreement as reasonably requested by Licensee, which will include provisions limiting such accountant’s disclosure to Radius to only the consolidated results and basis for such results of such inspection. The results of such inspection, if any, will be binding on both Parties. Any underpayments will be paid by Licensee within [*] ([*]) days of notification of the results of such inspection. Any overpayments will be fully creditable against amounts payable in subsequent payment periods. Radius will pay for such inspections, except that in the event there is any upward adjustment in amounts payable for any Calendar Year shown by such inspection of more than [*] ([*]) of the amount paid, Licensee will reimburse Radius for any reasonable out-of-pocket costs of such accountant. Any underpayments or overpayments under this Section 7.5(c) will be subject to the currency exchange provisions set forth in Section 7.5(d) as applied to the Calendar Quarter during which the payment obligations giving rise to such underpayment or overpayment were incurred by Licensee. (d) Currency Exchange. With respect to Net Sales invoiced in United States dollars, the Net Sales and the amounts due to Radius hereunder will be expressed in United States dollars. With respect to Net Sales invoiced in a currency other than United States dollars, the Net Sales will be expressed in the domestic currency of the entity making the sale, together with the United States dollars equivalent, calculated based on standard methodologies employed by Licensee for consolidation purposes for the Calendar Quarter for which remittance is made for royalties. For purposes of calculating Net Sales as set forth in Section 7.3(a), the aggregate Net Sales with respect to each Calendar Quarter within a Calendar Year will be calculated based on the currency exchange rates for the Calendar Quarter in which such Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in the immediately preceding sentence. 20

LICENSE AGREEMENT (e) Taxes. (i) If Licensee is required by the Law of any jurisdiction to deduct, or withhold any tax from any sum payable to Radius according to Sections 7.1.-7.3 above, such deduction or withholding of any tax will be deducted by Licensee as required by Law from such sum payable and shall be paid by Licensee to the proper tax authority. Official receipts indicating proof of payment of any withholding taxes shall be secured by Licensee and made available to Radius upon request. (ii) If, as a result of a Withholding Action by Licensee (including any assignee or successor), withholding is required by applicable Law and the amount of such withholding exceeds the amount of withholding that would have been required if Licensee had not committed the Withholding Action, then Licensee shall pay an additional amount to Radius such that, after withholding from the payment contemplated by this Agreement and such additional amount, Radius receives the same amount as it would have received from Licensee absent such Withholding Action by Licensee. If as a result of a Withholding Action by Radius (including any assignee or successor) the amount of withholding under the Law of the applicable jurisdiction exceeds the amount of such withholding that would have been required in the absence of such Withholding Action by Radius, Licensee shall not be required to pay any additional amount to Radius and any additional amount shall be paid to the proper tax authority according to Section 7.5(e)(i). A “Withholding Action” is defined as (a) a permitted assignment or sublicense of this Agreement (in whole or in part) by a Party to an Affiliate or a Third Party or the exercise by a Party of its rights under this Agreement (in whole or in part) through an Affiliate, or (b) a redomiciliation or change of tax residency of a Party. (iii) If, as a result of a change in Law after the Effective Date, any withholding or deduction of tax is imposed on any payment made by Licensee to Radius (other than as contemplated by Section 7.5(e)(ii)), Licensee shall pay additional amounts to Radius, such that, after giving effect to the tax withholding, Radius receives the payment net of the tax withholding plus [*] (“Additional Payment”). In order to receive the Additional Payment, Radius shall provide reasonable evidence to Licensee that Radius is unable to use the relevant amount to obtain double taxation relief by crediting it from its own corporation tax liability. Should Radius be able to partially or fully recover any amounts withheld or deducted that caused the Additional Payment, then the Additional Payment shall be reduced accordingly. (iv) The Parties will cooperate with each other in seeking exemption or reduction in the deduction or withholding of any tax under any double taxation or other similar treaty or agreement in force and in seeking to receive a refund of any withholding tax or to claim a foreign tax credit. If permitted and based on Licensee’s reasonable interpretation of German (and any other applicable) Law in consultation with Radius, and taking into account that Radius agrees to provide any documents relating to a claim for the benefits of the bilateral income tax treaty between the United States and Germany, including with respect to the 0% tax rate for “royalties”, Licensee shall not withhold on any payments made to Radius pursuant to this Agreement. (v) In addition, the Parties will cooperate in accordance with applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement. (f) Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Licensee to transfer, or have transferred on its behalf, payments owed to Radius hereunder, Licensee will promptly notify Radius of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Radius in a recognized banking institution designated by Radius or, if none is designated by Radius within a period 21

LICENSE AGREEMENT of [*] ([*]) days, in a recognized banking institution selected by Licensee, as the case may be, and identified in a written notice given to Radius. (g) Interest Due. Licensee will pay Radius interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [*] calculated on the total number of days payment is delinquent. 7.6 Mutual Convenience. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to Radius. Licensee hereby stipulates to the fairness and reasonableness of such royalty and other payments obligations and covenants not to allege or assert, nor to allow any of its Sublicensees or Affiliates to allege or assert, nor further to cause or support any other Third Parties to allege or assert, that any such royalty or other payments obligations are unenforceable or illegal in any way. Section 8. Patent Prosecution, Infringement and Extensions, Trademarks. 8.1 Prosecution and Maintenance. (a) The Prosecution and maintenance of all Duke Patent Rights shall be governed by Exhibit F and the Prosecution and maintenance of all Eisai Patents, Joint Patents, Radius-Invented Patents and Licensee-Invented Patents shall be governed by Exhibit G. The provisions in this Section 8.1 shall supplement Exhibit F and Exhibit G. (b) For so long as Licensee Prosecutes the patents and patent applications within the Radius Patent Rights pursuant to Exhibit F and Exhibit G, Radius shall promptly cooperate with Licensee’s reasonable requests for data, affidavits, and other information and assistance. Any reasonable and documented out-of-pocket costs and expenses incurred by Radius in connection with such requests shall be shared equally between the Parties; provided, however, that any expenses incurred in connection with such requests shall be shared equally between the Parties until [*]; provided that upon and following [*], Licensee shall bear [*]. (c) For so long as Licensee Prosecutes the patents and patent applications within the Radius Patent Rights and Licensee-Invented Patents pursuant to Exhibit F and Exhibit G, any reasonable and documented out-of-pocket costs incurred by Radius only in connection with the review of, and comments on, papers relating to the Prosecution of such patents and patent applications within the Radius Patent Rights and Licensee-Invented Patents that are provided by Licensee to Radius in accordance with Clause 1.2 of Exhibit F and Clauses 1.8 and 1.10 of Exhibit G shall be shared equally between the Parties; provided, however, that any expenses incurred in connection with such review and comments shall be shared equally between the Parties until [*] and that upon and following [*], Licensee shall bear [*]; and provided, further, that Licensee’s obligation to bear such costs shall be limited to [*]. (d) For so long as Licensee Prosecutes the patents and patent applications within the Radius Patent Rights and Licensee-Invented Patents, Licensee will have final decision-making authority with respect to the Prosecution of the patents and patent applications within the Radius Patent Rights and Licensee-Invented Patents that it Prosecutes in accordance with Exhibit F and Exhibit G; provided, however, that Licensee may not use such final decision-making authority in a manner inconsistent with the Duke License Agreement or the Eisai License Agreement. (e) In no event will any of the patents and patent applications within the Radius Patent Rights and Licensee-Invented Patents be permitted to lapse or be abandoned in any country without Radius 22

LICENSE AGREEMENT first being given an opportunity to assume full responsibility for the continued Prosecution of such patents or patent applications. Licensee will provide Radius with written notice of any decision not to continue the Prosecution of any patent application or patent within the Radius Patent Rights or the Licensee-Invented Patents in any country at least [*] ([*]) days prior to any filing deadline or pending lapse or abandonment thereof. Any such patent application(s) and patent(s) will remain a “Radius Patent Right” hereunder. (f) Patent Extensions; Orange Book Listings; Patent Certifications. (i) Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, as between the Parties and subject to Exhibits F and G, Licensee will have the first right in accordance to file and maintain any such patent term extension or supplemental protection certificates or their equivalent for the Radius Patent Rights. (ii) Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), [*], in consultation with [*], will seek and maintain all such data exclusivity periods that may be available for any of the Licensed Products. [*] will determine which Radius Patent Rights and Licensee-Invented Patents, if any, will be listed in the Orange Book or any similar patent listing in any country with respect to the Licensed Products. (iii) Notification of Patent Certification. Each Party will notify and provide the other with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Radius Patent Right and Licensee-Invented Patents pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) of the United States Federal Food, Drug, and Cosmetic Act (as amended or any replacement thereof), or any other similar patent certification by a Third Party, and any foreign equivalent thereof. (g) CREATE Act. Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Agreement, but only with the prior written consent of the other Party in its sole discretion. In the event that a Party intends to invoke the CREATE Act, once agreed to by the other Party as required by the preceding sentence, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act. (h) Cooperation. Each Party will reasonably cooperate with the other Party in the Prosecution of the Radius Patent Rights. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of such Party and its Affiliates, and for Licensee, Sublicensees, to execute all documents, as reasonable and appropriate so as to enable the Prosecution of any such Radius Patent Rights in any country. Furthermore, promptly at Licensee’s request, Radius shall (i) fully cooperate, and, to the extent needed, cause its Affiliates and use Diligent Efforts to have Eisai and Duke fully cooperate, with Licensee’s reasonable requests that Radius (or Eisai or Duke) execute and deliver documents, and do filings and take other actions in the future in order for Licensee to carry out the purposes of the Agreement, such cooperation not to be unreasonably denied or delayed, and (ii) fully cooperate, and, to the extent needed, cause its Affiliates and use Diligent Efforts to have Eisai and Duke fully cooperate, with all reasonable requests of Licensee in order for Licensee to record the license hereby granted by Radius to Licensee under the Radius Patent Rights promptly 23

LICENSE AGREEMENT following execution, and Radius shall do so by executing (including, where needed, notarization and legalization) and delivering such instruments, and/or taking such other actions, or by using Diligent Efforts to have Eisai and Duke execute (including, where needed, notarization and legalization) and deliver such instruments, and/or take such other actions, at Licensee’s sole expense, as reasonably requested by Licensee for purposes of such recordal. 8.2 Enforcement and Defense. (a) The enforcement and defense of all Duke Patent Rights shall be governed by Exhibit F and the enforcement and defense of all Eisai Patents, Joint Patents, Radius-Invented Patents and Licensee-Invented Patents shall be governed by Exhibit G. The provisions in this Section 8.2 supplement Exhibit F and Exhibit G. (b) Subject to the provisions of Exhibit F and Exhibit G, in case of an actual or suspected infringement of any Radius Patent Right and/or any Licensee-Invented Patent, or in case the validity or enforceability of any Radius Patent Right and/or any Licensee-Invented Patent is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or reexaminations) or Radius or Licensee receives a notice of Paragraph IV Patent Certification as described in Section 8.1(f)(iii), if Licensee elects not to settle, defend or bring any action for infringement within [*] ([*]) months after becoming aware of such suspected infringement or action or proceeding (and in all events at least [*] ([*]) days before the end of the applicable Hatch-Waxman Time Period, as defined below), then, subject to the provisions in Exhibit F and Exhibit G, Radius may defend or bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following: Licensee will reasonably assist Radius in any action or proceeding being defended or prosecuted if so requested, and will join such action or proceeding if requested by Radius. Licensee will have the right to participate in any such action or proceeding with its own counsel at its own expense. For purposes of this Agreement, “Hatch- Waxman Time Period” means the applicable period of time during which a patent holder or licensee has the right to file an infringement suit to maintain certain rights and privileges upon receipt of Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application or an application under § 505(b)(2) of the United States Food, Drug, and Cosmetic Act (as amended), or any other similar patent certification by a Third Party, or any foreign equivalent thereof. (c) Withdrawal. If either Party brings an action or proceeding under this Section 8.2 and subsequently ceases to pursue or withdraws from such action or proceeding, it will promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 8.2. 8.3 Patent Marking. Licensee will mark, and will cause all of its Affiliates and Sublicensees to mark, Licensed Products with all Radius Patent Rights in accordance with applicable Law, which marking obligation will continue for as long as required under applicable Law. 8.4 Trademarks. Licensee shall have the right to select the trademark(s) and/or logo(s) under which to Commercialize Licensed Products in the Field in the Territory. Licensee shall be responsible for the registration, maintenance and defense of such trademarks used in connection with the Commercialization of any Licensed Product in the Field in the Territory, as well as all expenses associated therewith. Section 9. Confidential Information and Publicity. 9.1 Confidentiality. 24

LICENSE AGREEMENT (a) Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and during the Term and for a period of [*] ([*]) years thereafter, a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) will (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those licensed or otherwise authorized or permitted by this Agreement. (b) Exceptions. The obligations in Section 9.1(a) will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof: (i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; (ii) was lawfully known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; (iii) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; (iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or (v) has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party. (c) Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances: (i) subject to Section 9.2, by either Party in order to comply with applicable Laws (including any securities Laws or regulation or rules of a securities exchange) or with a legal or administrative proceeding; (ii) by either Party, in connection with prosecuting or defending litigation, making regulatory filings, and Prosecuting Radius Patent Rights in accordance with Section 8; (iii) by Licensee, to its Affiliates, potential and future Sublicensees, permitted acquirers or assignees under Section 12.1, subcontractors, investment bankers, investors, lenders, and their and each of Licensee and its Affiliates’ respective directors, employees, contractors, agents, attorneys and other professional advisors; and (iv) by Radius, to its Affiliates, permitted acquirers or assignees under Section 12.1, subcontractors, investment bankers, investors (including royalty purchasers), lenders, and their and each of Radius and its Affiliates’ respective directors, employees, contractors, agents, attorneys and other professional advisors; provided that (A) with respect to Section 9.1(c)(i) or 9.1(c)(ii), where reasonably possible and to the extent permitted by any applicable Law, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior 25

LICENSE AGREEMENT to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (B) with respect to Sections 9.1(c)(iii) and 9.1(c)(iv), each of those named people and entities must be bound prior to disclosure by confidentiality and non-use restrictions or obligations at least as restrictive as those contained in this Section 9 (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality). Further, with respect to Section 9.1(c)(i), in the event either Party intends to make a disclosure pursuant thereto, to the extent permitted by applicable Law, the other Party will have a reasonable time period to review and comment on the proposed disclosure or filing that relates to this Agreement (including the right to request redaction of material terms to the extent permitted by any applicable Laws), and the Party intending to make such disclosure will consider in good faith any reasonable comments thereon provided by the other Party. 9.2 Terms of this Agreement; Publicity. (a) Terms of this Agreement. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by this Section 9. (b) Restrictions. No Party to this Agreement will originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, the transactions contemplated hereby or the terms hereof, or the existence of any arrangement between the Parties, without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed, or conditioned, whether named in such publicity, news release or other public announcement or not, except as required by applicable Laws. (c) Review. In the event either Party (the “Issuing Party”) desires to issue any publicity, new release or other public announcement relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed release, announcement or statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Reviewing Party may provide any comments on such Release and if the Reviewing Party fails to provide any comments during the response period called for by the Issuing Party, the Reviewing Party will be deemed to have consented to the issuance of such Release; provided, however, that as it relates to the disclosure of the results of any clinical trial conducted by Licensee or any health or safety matter related to a Licensed Product, Radius acknowledges that announcements may need to be made on extremely short notice, and although Licensee will endeavor to provide Radius adequate time for such a review, Licensee will be free to make necessary public disclosures as promptly as it deems necessary and appropriate. If the Reviewing Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. If the Reviewing Party does not provide its consent, not to be unreasonably withheld, conditioned or delayed, to the issuance of the Release, the Issuing Party will not issue the Release except as required by Law or as otherwise expressly set forth herein. Each Party may subsequently publicly disclose any information previously contained in any Release so consented to. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, at least [*] ([*]) days in advance of any such filing such Party will provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before filing the Agreement. 26

LICENSE AGREEMENT (d) Press Release Regarding Execution of the Agreement. The Parties agree to issue the joint press release in Exhibit E promptly following the Effective Date. (e) Publication of Clinical Data. Unless otherwise required by any applicable Law, each Party agrees that it shall not publish or present to the public the results of non-clinical scientific studies or clinical trials related to the Licensed Product without the opportunity for prior review by the other Party. If a Party (the “Publishing Party”) wishes to publish or to present to the public such results, then it shall provide the other Party (the “Non-Publishing Party”) the opportunity to review any of the Publishing Party’s proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to the Licensed Product at least [*] ([*]) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. Neither Party shall have the right to publish or present to the public Confidential Information of the other Party, except as permitted under Section 9. Nothing contained in this Section 9.2(e) shall prohibit the inclusion of the results of non-clinical scientific studies or clinical trials related to the Licensed Product necessary for a patent application. 9.3 Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement, provided that all “Confidential Information” disclosed or received by the parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement. 9.4 Use of Name. Licensee shall, and shall require its Affiliates to, refrain from using and to require Sublicensees to refrain from using the name, mark, logo, image or any adaption thereof of Duke or its employees in publicity or advertising without the prior written approval of Duke. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of Duke, Licensee and Sublicensees may state publicly that Licensed Products were developed by Licensee based upon an invention(s) developed at Duke University and/or that the Duke Patent Rights were licensed from Duke University. However, in no event, shall Licensee or Sublicensee represent, either directly or indirectly, that any Licensed Product is a product of Duke. For purposes of this Section 9.4 only, “Licensed Product” means any product that contains the Licensed Compound and, but for this Agreement, comprises an infringement (including contributory or inducement), of an issued or unexpired claim contained in the Duke Patent Rights in the country in which any such product or product is made, used, imported, offered for sale or sold. Section 10. Warranties; Limitations of Liability; Indemnification and Disclaimers. 10.1 Radius Representations and Warranties. Radius covenants, represents and warrants to Licensee that as of the Effective Date: (a) Radius is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and it has full right and authority to enter into this Agreement and to grant the licenses and other rights to Licensee as herein described. (b) Radius Controls the Radius Patent Rights and the Radius Know-How and has full right and authority to grant the licenses and rights under the Radius Patent Rights and the Radius Know- How to Licensee as provided for hereunder. 27

LICENSE AGREEMENT (c) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Radius enforceable against Radius in accordance with its terms. (d) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Radius is a party, or by which it is bound, nor will it violate any applicable Laws. (e) All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Radius in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained. (f) Attached hereto as Exhibit C is a complete and accurate list of all patent rights owned or in-licensed by Radius or any of its Affiliates that the manufacture, use, sale, offer for sale or importation of the Licensed Compounds or any Licensed Product would infringe. All patent rights listed on Exhibit C are Radius Patent Rights hereunder. To Radius’s Knowledge, no Third Party action or proceeding has been commenced or threatened in writing, alleging that any of the issued claims included in the Radius Patent Rights are invalid or unenforceable. (g) No lien on or security interest exists in, upon, and to the Radius Patent Rights and Radius Know How and it will not, nor will it permit any of its Affiliates to, directly or indirectly, create, assume or suffer to exist any lien on or security interest in all or any portion of the Radius Patent Rights and/or Radius Know How for so long and during the period that this Agreement remains in full force and effect or that the Radius Patent Rights and the Radius Know How remain subject to the license to Licensee. (h) To Radius’s Knowledge, all information and data that exists as of the Effective Date that is material to the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products and is in the possession or control of Radius or its Affiliates as of the Effective Date has been included in the electronic data room made available to Licensee by Radius prior to the Effective Date, and such information or data contained in such data room is true and correct (subject to any redactions to such information or data) in all material respects as well as the information delivered to Licensee upon Licensee’s request is true and correct in all material respects as of the date such requests for information were made by Licensee. 10.2 Licensee Representations and Warranties. Licensee covenants, represents and warrants to Radius that as of the Effective Date: (a) Licensee is duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described. (b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Licensee enforceable against Licensee in accordance with its terms. (c) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Licensee is a party, or by which it is bound, nor will it violate any applicable Laws. 28

LICENSE AGREEMENT (d) All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Licensee in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained. 10.3 Ethical Business Practices. (a) Either Party agrees to conduct its own activities contemplated herein in a manner which is consistent with both applicable Laws and good business ethics. In the performance of this Agreement either Party and its Affiliates and its and their employees and agents (i) will not offer to make, make, promise, authorize or accept any payment or giving anything of value, including, without limitation, bribes, either directly or indirectly to any public official, Regulatory Authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (ii) will comply with all applicable anti-corruption and anti- bribery Laws. Either Party will notify the other Party immediately upon becoming aware of any breach of its obligations under this Section. Either Party warrants to the other Party that none of its or its Affiliates’ officer, director, partner, owner, principal, employee or agent is an official or employee of a governmental agency or instrumentality or a government owned company in a position to influence action or a decision regarding its activities contemplated in this Agreement. (b) In the event that either Party has reason to believe that a breach of this Section 10.3 by the other Party or its Affiliates has occurred or may occur, either Party is entitled to audit the other Party and its Affiliates, which will fully cooperate in connection with any such audit. (c) Either Party will promptly notify the other Party in the event of any government investigation or inquiry related to compliance with applicable anti-corruption and anti-bribery Laws in connection with this Agreement and will allow the other Party to participate to the extent permitted by any applicable Law. (d) Either Party expressly understands and agrees that any breach of this Section 10.3 is considered a material breach of this Agreement entitling the other Party to terminate this Agreement in accordance with Section 11.2. 10.4 Disclaimer. (a) EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER RADIUS NOR LICENSEE MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY RADIUS PATENT RIGHTS OR RADIUS KNOW-HOW, ANY LICENSED COMPOUNDS, OR ANY LICENSED PRODUCTS, INCLUDING ANY WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE OR NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS. (b) Licensee acknowledges that Duke makes no representations or warranties that any claim within the Duke Patent Rights is or will be held valid, patentable or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Licensed Products will not infringe upon any patent or other rights. Additionally, Licensee acknowledges that DUKE MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, 29

LICENSE AGREEMENT MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS. LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS. (c) Without prejudice to Section 10.8 which applies as between Radius and Licensee, Licensee acknowledges that EISAI SHALL NOT BE LIABLE TO LICENSEE FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES ARISING FROM ANY CLAIM RELATING TO EISAI IP, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF LICENSEE IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. 10.5 Performance by Affiliates and Subcontractors. Each Party will have the right to utilize the services of its Affiliates or Third Party subcontractors in connection with the performance of the activities for which it is responsible under this Agreement, including with respect to Licensee, the Development Plan or the Commercialization Plan; provided, however, that such Party will remain responsible under this Agreement for the performance and compliance of such Affiliates and Third Party subcontractors. The Party utilizing such subcontractors also will ensure that such Affiliate or Third Party is subject to obligations protecting and limiting use and disclosure of Confidential Information, the Licensed Compounds, Licensed Products, patent rights and Know-How at least to the same extent as set forth under this Agreement. 10.6 Indemnification. (a) Licensee Indemnity. Licensee hereby agrees to indemnify, defend and hold Radius and its Affiliates, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“Radius Indemnitees”) harmless from and against all claims, liability, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind, including but not limited to death, personal injury, illness, product liability or property damage or the failure to comply with applicable Law (collectively, “Losses”), arising from any Third Party claim due to (i) the Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compound or Licensed Products by or for Licensee or any of its Affiliates, Sublicensees, subcontractors, agents and consultants or any other person; or (ii) any material breach of any obligation, representation or warranty of Licensee hereunder; or (iii) Licensee’s (or its Affiliates’ and Sublicensees’) negligence, recklessness or willful misconduct; or (iv) the use or practice by Licensee of any invention related to the Duke Patent Rights (but without prejudice to Licensee right under Section 7.3(c)(iii), to the extent applicable), except, in each case, to the extent that such Losses arise from (A) infringement or misappropriation of patent or other intellectual property rights or know-how by any Radius Indemnitees, (B) the negligence, recklessness or willful misconduct of any Radius Indemnitees, or (C) any material breach of any obligation, representation or warranty of Radius hereunder; or (D) to the extent the Losses are indemnifiable by Radius under Section 10.6(b). (b) Radius Indemnity. Radius hereby agrees to indemnify, defend and hold Licensee, its Affiliates and Sublicensees, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“Licensee Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to (i) the Development, transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compounds or Licensed Products by or for Radius or any of its Affiliates, sublicensees (excluding Licensee), subcontractors, agents and consultants; or (ii) any material breach of any obligation, representation or warranty of Radius hereunder; or (iii) Radius’s (or its Affiliates’ and sublicensees’) negligence, recklessness or willful misconduct, except , in each case, to the extent that such Losses arise 30

LICENSE AGREEMENT from (A) infringement or misappropriation of patent or other intellectual property rights or know-how by any Licensee Indemnitees, (B) the negligence, recklessness or willful misconduct of any Licensee Indemnitees, or (C) any material breach of any obligation, representation or warranty of Licensee hereunder; or (D) to the extent the Losses are indemnifiable by Licensee under Section 10.6(a). (c) Indemnification Procedure. A claim to which indemnification applies under Section 10.6(a) or Section 10.6(b) will be referred to herein as a “Claim”. If any Person (each, an “Indemnitee”) intends to claim indemnification under this Section 10.6, the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). Subject to Section 11.9, the Indemnitor will have the right to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. The Indemnitee or its licensor (in the case of Radius) will have the right to participate and to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee, at Indemnitor’s expense, may defend such Claim but will have no obligation to do so. The Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor will not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee’s interests, or otherwise create an obligation or admission of liability for Indemnitee without the prior written consent of the Indemnitee, which consent, in each case, will not be unreasonably withheld. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s expense and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Section 9. 10.7 Insurance. During the Term and for at least [*] ([*]) years thereafter, Licensee will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry for the activities to be conducted by Licensee under this Agreement. The coverage limits set forth herein will not create any limitation on Licensee’s liability to Radius under this Agreement. Additionally, Licensee shall specify Duke as an additional insured in its above coverage for all product liability claims with respect to any Licensed Products manufactured, used, sold, licensed or otherwise distributed by or on behalf of Licensee. 10.8 Limitation of Liability. EXCEPT IN CASE OF FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT AND INDEMNIFICATION UNDER SECTIONS 10.6(a) and 10.6(b) ABOVE AND INDEMNIFICATION UNDER SECTION 2.2 OF EXHIBIT F, NO PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES. Section 11. Term, Termination and Survival. 11.1 Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written agreement of the Parties, will continue on a country-by-country and Licensed Product-by-Licensed Product basis until the end of the period during which royalties are due hereunder on Net Sales of such Licensed Product in such country (the “Term”). Upon the end of such period for such Licensed Product in such country, the license grant contained in 31

LICENSE AGREEMENT Section 2.1 will become perpetual, irrevocable, non-terminable, royalty free and fully paid up with respect to such Licensed Product in such country. 11.2 Termination for Material Breach. Either Party will have the right to terminate this Agreement upon delivery of written notice to the other Party in the event of any material breach in the performance by such other Party of any term or condition under this Agreement, provided that such termination will not be effective if such breach has been cured within [*] ([*]) days after written notice thereof is given by the terminating Party to such other Party specifying the nature of the alleged breach.. 11.3 Bankruptcy. To the extent permitted by Law, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors (a “Bankruptcy Event”) by either Party, Radius, in the case of a Bankruptcy Event by Licensee, or Licensee, in the case of a Bankruptcy Event by Radius, may terminate this Agreement; provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the subject Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*] ([*]) days after the filing thereof. Each Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and foreign equivalents, including that upon commencement of a bankruptcy proceeding by or against such Party undergoing a bankruptcy proceeding (the “Affected Party”) under the U.S. Bankruptcy Code or foreign equivalents, the non-Affected Party will be entitled to complete duplicates of or complete access to, as such non-Affected Party deems appropriate, any Know-How and patent and other intellectual property rights and all embodiments hereof licensed or to be transferred to such non-Affected Party hereunder by the Affected Party. Such Know-How, rights and embodiments will be promptly delivered to the non-Affected Party (a) upon any such commencement of a bankruptcy proceeding and upon written request thereof by the non- Affected Party, unless the Affected Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under the foregoing clause (a), upon the rejection of this Agreement by or on behalf of the Affected Party upon written request therefore by the non-Affected Party. This Section 11.3 is without prejudice to any rights the non-Affected Party may have arising under the U.S. Bankruptcy Code, foreign equivalents or other Law. Without prejudice to the foregoing, notwithstanding anything to the contrary in this Agreement or otherwise, the Parties agree that in the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s Bankruptcy Event, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation, any patents or patent applications of or Controlled by a Party in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code subject to the protections afforded the non- terminating Party under the Section 365(n) of the United States Bankruptcy Code, and any similar law or regulation in any other country. 11.4 Termination by Radius for Cessation. Radius shall have the right to terminate this Agreement if, no Development, Manufacture or Commercialization activity, in each case to the extent to be performed by Licensee hereunder, is conducted by Licensee, its Affiliates or Sublicensees [*], and such cessation is not due to any action by any Regulatory Authority that prevents, limits or otherwise adversely affects any such Development, Manufacture or Commercialization activity, including for safety or CMC issues. 11.5 Termination by Radius for Patent Challenge. 32

LICENSE AGREEMENT (a) Radius will have the right to terminate this Agreement in full upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly asserts a Patent Challenge; provided that with respect to any such Patent Challenge by any non-Affiliate Sublicensee, Radius will not have the right to terminate this Agreement under this Section 11.5 if Licensee (i) causes such Patent Challenge to be terminated or dismissed or (ii) terminates such Sublicensee’s sublicense to the Radius Patent Rights being challenged by the Sublicensee, in each case within [*] ([*]) days of Radius’s notice to Licensee under this Section 11.5. In the event Licensee or any of its Affiliates intends to assert a Patent Challenge in any forum, not less than [*] ([*]) days prior to making any such assertion, Licensee will provide to Radius a complete written disclosure of each basis known to Licensee and its Affiliates for such assertion. (b) Licensee acknowledges and agrees that this Section 11.5 is reasonable, valid and necessary for the adequate protection of Radius’s interest in and to the Radius Patent Rights, and that Radius would not have granted to Licensee the licenses under those Radius Patent Rights, without this Section 11.5. Radius will have the right, at any time in its sole discretion, to strike this Section 11.5 (or any portion thereof) from this Agreement, and Radius will have no liability whatsoever as a result of the presence or absence of this Section 11.5 (or any struck portion thereof). 11.6 Discretionary Termination by Licensee. Licensee will have the right to terminate this Agreement in full or on a country-by-country basis at its discretion for any reason by delivering written notice to Radius, such termination to be effective [*] days ([*]) days following the date of such notice, provided that (a) any such termination will not be effective before [*]; and (b) Licensee has paid to Radius all Milestone Payments and royalties due and payable up to the effective date of termination. 11.7 Effect of Termination. Upon termination of this Agreement pursuant to Section 11.2, 11.3, 11.4, 11.5 or 11.6: (a) Except as may otherwise be agreed in writing by the Parties, Licensee will be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going Clinical Studies hereunder for which it has responsibility. (b) Should Licensee or any of its Affiliates or Sublicensees have any inventory of any Licensed Product, each of them will have [*] [*]) months thereafter in which to, at Radius’s sole discretion, either (i) dispose of such inventory (subject to the payment to Radius of any royalties or other amounts due hereunder thereon) or (ii) transfer such inventory to Radius at Licensee’s cost. (c) All licenses and other rights granted by Radius to Licensee hereunder will terminate and such licenses and other rights will revert to Radius, and Licensee and its Affiliates and Sublicensees will have no further rights to use any Radius Patent Rights or Radius Know-How (except as expressly set forth in Sections 11.7(a) and 11.7(b)). Each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information and any materials, Licensed Compound and Licensed Products provided by or on behalf of such other Party hereunder that are in such Party’s (or its Affiliates’ or in the case of Licensee’s Sublicensees’) possession or control, save that such Party will have the right to retain (A) one (1) copy of intangible Confidential Information of such other Party for legal purposes, and (B) any of the foregoing under which such Party retains any license or other right hereunder. Subject to Sections 11.7(a) and 11.7(b), Licensee and its Affiliates and Sublicensees will not continue to Develop, Manufacture or Commercialize any Licensed Compounds or Licensed Products. 33

LICENSE AGREEMENT (d) All Regulatory Approvals, Regulatory Filings, regulatory documents and regulatory communications owned (in whole or in part) or otherwise controlled by Licensee and its Affiliates and Sublicensees concerning any Licensed Compounds and Licensed Products will be assigned to Radius, and Licensee will provide to Radius one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any Clinical Studies (and where reasonably available, electronic copies thereof). In the event of failure to obtain assignment, Licensee hereby consents and grants to Radius the right to access and reference (without any further action required on the part of Licensee, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item. (e) At Radius’s election, Licensee will use reasonable efforts to assign to Radius or its designee all then-existing Manufacturing contracts with Third Party contract manufacturers in connection with the Manufacture of any Licensed Compounds and Licensed Products. After such assignment, Radius will be solely responsible for the performance of the obligations under such Manufacturing contracts. (f) Licensee will grant (without any further action required on the part of Licensee) to Radius and its Affiliates a worldwide, perpetual and irrevocable, nontransferable (except in connection with a permitted assignment of this Agreement in accordance with Section 12.1), royalty-free and fully paid-up, license, with the right to grant sublicenses through multiple tiers, in the Territory on an exclusive (even as to Licensee) basis, under all Reversion IP that (x) is owned or in-licensed by Licensee (or any of its Affiliates or Sublicensees), to the extent permissible under the relevant in-license agreement, as of the date of notice of termination, (y) is actually being used to Develop, Manufacture or Commercialize the Licensed Compound or any Licensed Products as of the date of notice of termination, and (z) only to the extent necessary to Develop, Manufacture and Commercialize, and for the sole purpose of Developing, Manufacturing, and Commercializing, in each case, the Licensed Compound or any Licensed Products (along with other active ingredients in any Licensed Products); in all cases in the Territory and in the Field. At Radius’s written request, the Parties will enter into commercially reasonable Prosecution and enforcement and defense terms for the Reversion IP in a form substantially similar to the terms contained herein for the benefit of Licensee. For purposes hereof, “Reversion IP” means any patent rights or Know- How owned or in-licensed by Licensee or any of its Affiliates or Sublicensees that specifically claim or cover the Licensed Compound or any Licensed Products, or their method of manufacture or use. (g) Upon Radius’s request, Licensee agrees to discuss in good faith and reasonably cooperate with Radius with respect to the assignment and transfer to Radius of Licensee’s and its Affiliates’ right, title and interest in and to any agreements between Licensee or any of its Affiliates and Third Parties that relate solely to the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product (including any Third Party licenses or sublicenses) and for any such agreement that does not relate solely to the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products, the assignment (or license, if applicable) to Radius of only such portions of such agreements relating thereto. (h) Only in case this Agreement is terminated by Radius for (i) Licensee’s breach of this Agreement pursuant to Section 11.2 or (ii) Licensee’s Patent Challenge pursuant to Section 11.5, Licensee will assign (or, if applicable, will cause its Affiliates or Sublicensees to assign) to Radius all of Licensee’s (and such Affiliates’ or Sublicensees’) worldwide right, title and interest in and to any registered or unregistered trademarks or internet domain names that are specific to and solely used for any Licensed Products (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of Licensee or any of its Affiliates or Sublicensees). 34

LICENSE AGREEMENT 11.8 Survival. In addition to the termination consequences set forth in Section 11.7, the following provisions will survive expiration or termination of this Agreement for any reason: Sections 2.2 (mutatis mutandis with respect to licenses granted to Radius under Section 11.7(f)), 7.6, 10.3, 10.6, 11.1 (last sentence, in the case of expiration of this Agreement) and 11.3 (excluding the first sentence thereof), this Section 11.8, the last sentence of Section 2.2(b), and all of Section 1, Section 9 and Section 12. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this Agreement. 11.9 Right to Set-off. Notwithstanding anything to the contrary in this Agreement (other than the last sentence of Section 7.1), each Party has the right at all times to retain and set off against all amounts due and owing to the other Party, as determined in a final judgment or award, any damages or awards recovered by such Party for any Losses incurred by such Party. Section 12. General Provisions. 12.1 Assignment. (a) This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided that without consent either Party may assign this Agreement in its entirety to an Affiliate, or in connection with a Change of Control of the assigning Party. Each Party will provide prompt written notice to the other Party of any such permitted assignment. (b) Notwithstanding anything to the contrary in Section 12.1(a) or elsewhere in this Agreement, Radius may sell, transfer or assign its rights to any Third Party to receive payments under Section 7, and Radius may disclose Confidential Information of Licensee to one or more Third Party(ies) in connection with any such assignment to enable the Third Party(ies) to evaluate and monitor any such purchase, transfer or assignment, provided that such Third Party(ies) are subject to confidentiality obligations consistent with those set forth in Section 9. Radius will provide prompt written notice to Licensee of any such sale, transfer or assignment of its rights to any Third Party to receive payments under Section 7, provided however that in no event Licensee shall be obligated to make a payment to any Third Party if such payment may be in violation of any applicable Law. (c) Any attempted assignment, delegation or transfer in violation of this Section 12.1 will be void ab initio. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties. 12.2 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their reasonable commercial efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement. 35

LICENSE AGREEMENT 12.3 Cumulative Remedies. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at Law or otherwise. 12.4 Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained. 12.5 Notices. Except as otherwise provided herein, all notices under this Agreement will be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties: If to Licensee, to: Berlin-Chemie AG Glienicker Weg 125, 12849 Berlin Attention: President of the Board of Director With a required copy to: Berlin-Chemie AG Glienicker Weg 125, 12849 Berlin Attention: Head of Legal Department If to Radius, to: Radius Pharmaceuticals, Inc. 950 Winter Street Waltham, MA 02451 Attention: Secretary With a required copy to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Sarah A. Solomon or to such address as each Party may hereafter designate by notice to the other Party. A notice will be deemed to have been given on the date it is received by all required recipients for the noticed Party. 12.6 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions; provided that any dispute relating to the scope, validity, enforceability or infringement of any patent rights will be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such patent rights apply. Each Party agrees to submit to the exclusive jurisdiction of the United States District Court and state courts located in New York, New York with respect to any claim, suit or action in law or equity arising in any way out of this Agreement or the subject matter hereof. 12.7 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Radius and Licensee as partners, agents or joint venturers. Except as set forth herein with respect to Duke or Eisai or their Affiliates, neither Party will have any express or implied right or authority to assume or create any obligations on 36

LICENSE AGREEMENT behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for Licensee Indemnitees other than Licensee and Radius Indemnitees other than Radius for purposes of Sections 10.6(a) or 10.6(b), as applicable). 12.8 Entire Agreement. This Agreement (along with the Exhibits), and the Transition Services Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous arrangements and understandings, including the Confidentiality Agreement, whether oral or written, between the Parties with respect to the subject matter hereof. 12.9 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof. 12.10 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply. 12.11 Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” means “and/or” hereunder. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). 12.12 Counterparts; Facsimiles. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or PDF execution (including electronic signature) and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party. [Remainder of this Page Intentionally Left Blank] 37

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date. RADIUS PHARMACEUTICALS, INC. By: /s/ Kelly Martin (Signature) Name: Kelly Martin Title: Chief Executive Officer BERLIN-CHEMIE AG By: /s/ Pio Mei (Signature) Name: Pio Mei Title: Member of Executive Board By: /s/ Attilio Sebastio (Signature) Name: Attilio Sebastio Title: Member of Executive Board

LICENSE AGREEMENT SCHEDULE 1.53 Backup Compounds 1902 genus: 1902 Selection Case genus:

LICENSE AGREEMENT 1902 lead compounds:

LICENSE AGREEMENT

LICENSE AGREEMENT

LICENSE AGREEMENT

LICENSE AGREEMENT SCHEDULE 1.82 Structural Analog 1. A compound represented by the following formula (I); wherein f g’ f’ g’ Z represents a bond, a C1-C4 alkylene group or –CR ’R -CH2-O- wherein R and R independently represent a C1-C6 alkyl group; -T-NRaRb represents -NRaRb, , or ; A represents a 5- to 14-membered heteroarylene group which may have one or more substituents or a C6-C14 arylene group which may have one or more substituents; c c Y represents a C1-C4 alkylene group or –CH2-NR - wherein R represents a C1-C6 alkyl group which may have a substituent; ring G is a ring or a fused ring system selected from the group consisting of;

LICENSE AGREEMENT , , , , , , , , , , , , , , , , , , , , , , , , , , , , , and ; wherein each Rh is independently selected from hydrogen or CH3; Rg is hydrogen, C1-C3 alkyl, C1-C3 fluoroalkyl, CN, fluorine, chlorine or bromine; and each Re is independently selected from hydrogen, halogen, OH, O(CO)R, O(CO)NR1R2, OPO3, OSO3,O(SO2)NR1R2, or wherein two adjacent Re together form: , , , or ; wherein each R3 is hydrogen, C1-C12 acyl, or C1-C12 acyloxy; and each R4 is independently hydrogen, C1- C3 alkyl, fluorine or chlorine;

LICENSE AGREEMENT R’ represents 1 to 4 substituents independently selected from a hydrogen and a C1-C6 alkoxy group; a partial structure in formula (I) represented by the following formula: or R’’ represents a hydroxyl group that may be further protected by a protecting group or a C1-C6 alkoxy group which may have a substituent; U and V are each independently selected from CRa’ or N; each Ra’ is independently selected from: H, C1-C3 alkyl, C1-C3 fluoroalkyl, phenyl (optionally substituted with

LICENSE AGREEMENT 1-3 groups selected from fluorine, chlorine, C1-C3 alkyl, CN, OC1-C3 alkyl, OH), OH, OC1-3alkyl, CN, fluorine, or chlorine; and Ra and Rb are the same as or different from each other and each represents a hydrogen atom, a C1- C6 alkyl group which may have one or more substituents, or a C3-C8 cycloalkyl group which may have one or more substituents, or when Ra and Rb are bonded together, they may form, together with the nitrogen atom that is adjacent to a Ra and Rb, a 4- to 10-membered single ring which may have one or more substituents; and L represents a single bond, or a salt thereof.

EXHIBIT A-1 INITIAL DEVELOPMENT PLAN [*]

EXHIBIT B LICENSED COMPOUND Elacestrant (RAD1901)

EXHIBIT C-1

DUKE PATENT RIGHTS

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 DUKE									
Patent	United States	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	61/971,627	3-28-2017	Provisional	Expired	--	--	Duke University
Patent	United States	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	14/512,061	10-10-2014	Non-Provisional	Issued	9421264	8-23-2016	Duke University
Patent	United States	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	62/129,379	3-6-2015	Provisional	Expired	--	--	Duke University
Patent	PCT	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	PCT/US2015/023216	3-28-2015	PCT	Expired	--	--	Duke University
Patent	United States	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	15/214,187	7-19-2016	Non-Provisional	Issued	10071066	9-11-2018	Duke University
Patent	United States NP	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	15/129,197	26-Sep-16	Non-Provisional	Issued	10420734	24-Sep-19	Duke University

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 DUKE									
Patent	Canada	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	2943611	3-28-2015 National Entry 9-22-2016	CA NP	Pending	--	--	Duke University
Patent	Europe	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	15769394.6	3-28-2015 National Entry 10-27/2016	EP NP	Published	--	--	Duke University
Patent	Europe DIV	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	Proposed	Proposed	EP Div	Proposed	--	--	Duke University
Patent	United States CON 2	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	16/041,416	20-Jul-18	Non-Provisional	Abandoned	--	--	Duke University
Patent	United States CON 3	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	16/549,828	23-Aug-19	Non-Provisional	Published	--	--	Duke University
Patent	United States CON 4	Method of Treating Cancer Using Selective Estrogen Receptor Modulators	16/721,329	19-Dec-19	Non-Provisional	Published	--	--	Duke University

LICENSE AGREEMENT

EXHIBIT C-2

EISAI PATENT RIGHTS

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 EISAI COM									
Patent	Australia	Selective Estrogen Receptor Modulator	2003292625	25-Dec-03	Nat'l Phase of PCT	Issued	2003292625	20-Nov-08	Eisai R&D Management Co., Ltd.
Patent	Canada	Selective Estrogen Receptor Modulator	2512000	25-Dec-03	Nat'l Phase of PCT	Issued	2512000	9-Aug-11	Eisai R&D Management Co., Ltd.
Patent	Europe	Selective Estrogen Receptor Modulator	03782904.1	25-Dec-03	Nat'l Phase of PCT	Issued in CH, DE, GB, FR, LI, NL 11/30/18	1577288	23-Jul-14	Eisai R&D Management Co., Ltd.
Patent	Poland	Selective Estrogen Receptor Modulator	--	--	--	Issued	186710	--	Eisai R&D Management Co., Ltd.
Patent	India	Selective Estrogen Receptor Modulator	2829/DELNP/2005	25-Dec-03	Nat'l Phase of PCT	Issued	323625	24-Oct-19	Eisai R&D Management Co., Ltd.
Patent	Japan	Selective Estrogen Receptor Modulator	2004562947	25-Dec-03	Nat'l Phase of PCT	Issued	4500689	23-Apr-10	Eisai R&D Management Co., Ltd.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 EISAI COM									
Patent	United States	Selective Estrogen Receptor Modulator	11/158,245	22-Jun-05	CIP of PCT	Issued	7,612,114	3-Nov-09	Eisai R&D Management Co., Ltd.
Patent	United States	Selective Estrogen Receptor Modulator	12/544,965	20-Aug-09	DIV of '245	Issued	7,960,412	14-Jun-11	Eisai R&D Management Co., Ltd.
Patent	United States	Selective Estrogen Receptor Modulator	13/048,391	15-Mar-11	DIV of '965	Issued	8,399,520	19-Mar-13	Eisai R&D Management Co., Ltd.
Patent	PCT	Selective Estrogen Receptor Modulator	PCT/JP03/16808	25-Dec-03	PCT	Expired	--	--	Eisai Co., Ltd.

EXHIBIT C-3 RADIUS-INVENTED PATENT RIGHTS Issu Filin Typ Countr Appl. Patent e Title Application No. g Status Ownership e y Type No. Dat Date e 1901 THERAPEUTIC REGIMENS United Therapeuti 12- Paten Provision Radius Health, States c 61/334,095 May- Expired -- -- t al Inc. PRV Regimens 10 Therapeuti 12- Non- Paten PCT/US2011/0363 Radius Health, PCT c May- Provision Expired -- -- t 11 Inc. Regimens 10 al Therapeuti 9- Nat’l Paten United Abandone Radius Health, c 13/697,230 Nov- Phase of -- -- t States d Inc. Regimens 12 PCT CON of United Therapeuti 19- 31- Radius Paten US 9,555,01 States c 14/281,475 May- Issued Jan- Pharmaceutical t 13/697,23 4 CON Regimens 14 17 s, Inc. 0 Therapeuti 12- Nat’l Paten Abandone Radius Health, Canada c 2799183 May- Phase of -- -- t d Inc. Regimens 11 PCT Abandone d Therapeuti 12- Nat’l 20- Paten all Radius Health, Europe c 11781299.0 May- Phase of 2568806 Mar t Validatio Inc. Regimens 11 PCT -13 n countries Therapeuti 12- 18- Radius Paten Europe DIV of Abandone c 16163037.1 May- 3106159 Nov Pharmaceutical t DIV EP ‘299 d Regimens 11 -16 s, Inc. Therapeuti 12- Nat’l 8- Paten Mexic Radius Health, c MX/a/2012/013014 May- Phase of Issued 342898 Nov t o Inc. Regimens 11 PCT -12

LICENSE AGREEMENT Filin Issu Appl. Patent Type Country Title Application No. g Status e Ownership Type No. Date Date 1901 HF: MOT HOT FLASHES Treatment of vasomoto r United symptoms 22- Radius Paten Provision Expire States with 60/816,191 Jun- -- -- Pharmaceutical t al d PRV Selective 06 s, Inc. estrogen receptor modulator s Treatment of vasomoto r symptoms 22- Non- Radius Paten PCT/US2007/0145 Expire PCT with Jun- Provision -- -- Pharmaceutical t 98 d Selective 07 al s, Inc. estrogen receptor modulator s Treatment of vasomoto r symptoms 22- Nat'l 2- Radius Paten 2,656,06 Canada with 2,656,067 Jun- Phase of Issued Jan- Pharmaceutical t 7 Selective 07 '598 PCT 14 s, Inc. estrogen receptor modulator s Treatment of vasomoto r Validation symptoms 22- 1- Radius Paten Switzerlan of with 07796378.3 Jun- Issued 2037905 May Pharmaceutical t d 2037905 Selective 07 -13 s, Inc. Patent estrogen receptor modulator s Treatment of vasomoto r Validation symptoms 22- 1- Radius Paten of Germany with 07796378.3 Jun- Issued 2037905 May Pharmaceutical t 2037905 Selective 07 -13 s, Inc. Patent estrogen receptor modulator s

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 HF: MOT HOT FLASHES									
Patent	Europe	Treatment of vasomotor symptoms with Selective estrogen receptor modulators	07796378.3	22-Jun-07	Nat'l Phase of '598 PCT	Issued	2037905	1-May-13	Radius Pharmaceuticals, Inc.
Patent	Spain	Treatment of vasomotor symptoms with Selective estrogen receptor modulators	07796378.3	22-Jun-07	Validation of 2037905 Patent	Issued	2037905	1-May-13	Radius Pharmaceuticals, Inc.
Patent	France	Treatment of vasomotor symptoms with Selective estrogen receptor modulators	07796378.3	22-Jun-07	Validation of 2037905 Patent	Issued	2037905	1-May-13	Radius Pharmaceuticals, Inc.
Patent	Great Britain	Treatment of vasomotor symptoms with Selective estrogen receptor modulators	07796378.3	22-Jun-07	Validation of 2037905 Patent	Issued	2037905	1-May-13	Radius Pharmaceuticals, Inc.
Patent	Ireland	Treatment of vasomotor symptoms with Selective estrogen receptor modulators	07796378.3	22-Jun-07	Validation of 2037905 Patent	Issued	2037905	1-May-13	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 HF: MOT HOT FLASHES									
Patent	Italy	Treatment of vasomotor symptoms with Selective estrogen receptor modulators	07796378.3	22-Jun-07	Validation of 2037905 Patent	Issued	2037905	1-May-13	Radius Pharmaceuticals, Inc.
Patent	United States NP	Treatment of vasomotor symptoms with Selective estrogen receptor modulators	12/308,640	27-Oct-09	Nat'l Phase of '598 PCT	Issued	8,933,130	13-Jan-15	Radius Pharmaceuticals, Inc.

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 ER MUTANTS									
Patent	United States PRV	Methods of Treating Cancer	62/154,699	29-Apr-15	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	United States PRV	Methods of Treating Cancer	62/155,451	30-Apr-15	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	United States PRV	Methods of Treating Cancer	62/252,085	6-Nov-15	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 ER MUTANTS									
Patent	United States PRV	Methods of Treating Cancer	62/265,696	10-Dec-15	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	PCT	Methods of Treating Cancer	PCT/US2016/30317	29-Apr-16	Non-Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	Australia	Methods of Treating Cancer	2016256470	29-Apr-16	Nat'l phase of PCT/US16/30317	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Brazil	Methods of Treating Cancer	BR 112017023233-2	29-Apr-16	Nat'l phase of PCT/US16/30317	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Canada	Methods of Treating Cancer	2,984,195	29-Apr-16	Nat'l phase of PCT/US16/30317	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	China	Methods of Treating Cancer	201680038908.9	29-Apr-16	Nat'l phase of PCT/US16/30317	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Europe	Methods of Treating Cancer	16787290.2	29-Apr-16	Nat'l phase of PCT/US16/30317	Published	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 ER MUTANTS									
Patent	Hong Kong	Methods of Treating Cancer	18110956.1	29-Apr-16	OFF EP 16787290.2	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Israel	Methods of Treating Cancer	255148	29-Apr-16	Nat'l phase of PCT/US16/30317	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Japan	Methods of Treating Cancer	2018-509731	29-Apr-16	Nat'l phase of PCT/US16/30317	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	South Korea	Methods of Treating Cancer	10-2017-7034603	29-Apr-16	Nat'l phase of PCT/US16/30317	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Mexico	Methods of Treating Cancer	MX/a/2017/013801	29-Apr-16	Nat'l phase of PCT/US16/30317	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	New Zealand	Methods of Treating Cancer	737825	29-Apr-16	Nat'l phase of PCT/US16/30317	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Russian Federation	Methods of Treating Cancer	2017140674	29-Apr-16	Nat'l phase of PCT/US16/30317	Pending	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 ER MUTANTS									
Patent	Singapore	Methods of Treating Cancer	11201708858W	29-Apr-16	Nat'l phase of PCT/US16/30317	Abandoned	--	--	Radius Pharmaceuticals, Inc.
Patent	Singapore Divisional	Methods of Treating Cancer	10201903993U	29-Apr-16	Divisional	Published			Radius Pharmaceuticals, Inc.
Patent	United States CON CON of PCT	Methods of Treating Cancer	15/794,774	26-Oct-17	CON of PCT/US16/30317	Published	--	--	Radius Pharmaceuticals, Inc.

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 COMBINATION W/ CDK 4/6 INHIBITOR									
Patent	United States PRV	Methods for Treating Cancer	62/192,940	15-Jul-15	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	United States PRV	Methods for Treating Cancer	62/265,658	10-Dec-15	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	United States PRV	Methods for Treating Cancer	62/323,572	15-Apr-16	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 COMBINATION W/ CDK 4/6 INHIBITOR									
Patent	PCT	Methods for Treating Cancer	PCT/US2016/30321	29-Apr-16	Non-Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	Australia	Methods for Treating Cancer	2016256471	29-Apr-16	Nat'l Phase of PCT/US16/30321	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Brazil	Methods for Treating Cancer	BR 112017023269-3	29-Apr-16	Nat'l Phase of PCT/US16/30321	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Canada	Methods for Treating Cancer	2,984,200	29-Apr-16	Nat'l Phase of PCT/US16/30321	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	China	Methods for Treating Cancer	201680039059.9	29-Apr-16	Nat'l Phase of PCT/US16/30321	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Europe	Methods for Treating Cancer	16787291.0	29-Apr-16	Nat'l Phase of PCT/US16/30321	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Hong Kong	Methods for Treating Cancer	18110957.0	29-Apr-16	OFF EP 16787291.0	Published	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 COMBINATION W/ CDK 4/6 INHIBITOR									
Patent	Israel	Methods for Treating Cancer	255189	29-Apr-16	Nat'l Phase of PCT/US16/30321	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Japan	Methods for Treating Cancer	2018-509732	29-Apr-16	Nat'l Phase of PCT/US16/30321	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	South Korea	Methods for Treating Cancer	10-2017-7034606	29-Apr-16	Nat'l Phase of PCT/US16/30321	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Mexico	Methods for Treating Cancer	MX/a/2017/013802	29-Apr-16	Nat'l Phase of PCT/US16/30321	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	New Zealand	Methods for Treating Cancer	737822	29-Apr-16	Nat'l Phase of PCT/US16/30321	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Russian Federation	Methods for Treating Cancer	2017140675	29-Apr-16	Nat'l Phase of PCT/US16/30321	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Singapore	Methods for Treating Cancer	11201708860S	29-Apr-16	Nat'l Phase of PCT/US16/30321	Pending	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 COMBINATION W/ CDK 4/6 INHIBITOR									
Patent	United States CON 2	Methods for Treating Cancer	16/580,914	24-Sep-19	CON of US 15/794,861	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	United States CON of PCT	Methods for Treating Cancer	15/794,861	26-Oct-17	CON of PCT/US16/30321	Abandoned	--	..	Radius Pharmaceuticals, Inc.

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 COMBINATION W/ M-TOR INHIBITORS									
Patent	United States PRV	Methods for Treating Cancer	62/192,944	15-Jul-15	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	United States PRV	Methods for Treating Cancer	62/265,663	10-Dec-15	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	United States PRV	Methods for Treating Cancer	62/323,576	15-Apr-16	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	PCT	Methods for Treating Cancer	PCT/US2016/30316	29-Apr-16	Non-Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 COMBINATION W/ M-TOR INHIBITORS									
Patent	Australia	Methods for Treating Cancer	2016256469	29-Apr-16	Nat'l phase of PCT/US16/30316	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Brazil	Methods for Treating Cancer	BR 112017023228-6	29-Apr-16	Nat'l phase of PCT/US16/30316	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Canada	Methods for Treating Cancer	2,984,357	29-Apr-16	Nat'l phase of PCT/US16/30316	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	China	Methods for Treating Cancer	201680038907.4	29-Apr-16	Nat'l phase of PCT/US16/30316	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Europe	Methods for Treating Cancer	16787289.4	29-Apr-16	Nat'l phase of PCT/US16/30316	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Hong Kong	Methods for Treating Cancer	18110955.2	29-Apr-16	OFF EP 16787289.4	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Israel	Methods for Treating Cancer	255261	29-Apr-16	Nat'l phase of PCT/US16/30316	Pending	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 COMBINATION W/ M-TOR INHIBITORS									
Patent	Japan	Methods for Treating Cancer	2017-556627	29-Apr-16	Nat'l phase of PCT/US16/30316	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	South Korea	Methods for Treating Cancer	10-2017-7034608	29-Apr-16	Nat'l phase of PCT/US16/30316	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Mexico	Methods for Treating Cancer	MX/a/2017/013794	29-Apr-16	Nat'l phase of PCT/US16/30316	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	New Zealand	Methods for Treating Cancer	737819	29-Apr-16	Nat'l phase of PCT/US16/30316	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Russian Federation	Methods for Treating Cancer	2017140676	29-Apr-16	Nat'l phase of PCT/US16/30316	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Singapore	Methods for Treating Cancer	11201708861V	29-Apr-16	Nat'l phase of PCT/US16/30316	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	United States CON of PCT	Methods for Treating Cancer	15/794,910	26-Oct-2017	Nat'l phase of PCT/US16/30316	Abandoned			Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT Filin Issu Paten Type Country Title Application No. g Appl. Type Status e Ownership t No. Date Date 1901 COMBINATION W/ M-TOR INHIBITORS Method United s For 20- Radius Paten States CON of Treatin 16/545,859 Aug- Published -- -- Pharmaceutical t CON 15/794,910 g 19 s, Inc. of 439320 Cancer Filin Typ Countr Appl. Patent Issue Title Application No. g Status Ownership e y Type No. Date Date 1901 POLYMORPHS Polymorph United ic Forms 5- Radius Pate Provision States of 62/442,921 Jan- Expired -- -- Pharmaceutica nt al PRV RAD1901- 17 ls, Inc. 2HCL Polymorph ic Forms 5- Non Radius Pate United 103850 8/20/20 of 15/863,850 Jan- Provision Issued Pharmaceutica nt States 08 19 RAD1901- 18 al ls, Inc. 2HCL Polymorph ic Forms 28- Radius Pate United Divisiona Allowe of 16/456,314 Jun- -- -- Pharmaceutica nt States l d RAD1901- 19 ls, Inc. 2HCL Polymorph Radius ic Forms 6- Pate United Divisiona Pharmaceutica of 16/921,684 July- Pending -- -- nt States l ls, RAD1901- 20 Inc. 2HCL Polymorph ic Forms 5- Non- Radius Pate PCT/US2018/012 PCT of Jan- Provision Expired -- -- Pharmaceutica nt 714 RAD1901- 18 al ls, Inc. 2HCL

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 POLYMORPHS									
Patent	Australia	Polymorphic Forms of RAD1901-2HCL	AU 2018205285	5-Jan-18	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Canada	Polymorphic Forms of RAD1901-2HCL	3047411	5-Jan-18	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	China	Polymorphic Forms of RAD1901-2HCL	201880006119.6	5-Jan-18	NP of PCT	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Europe	Polymorphic Forms of RAD1901-2HCL	EP 18736577.0 3565542	5-Jan-18	NP of PCT	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Hong Kong	Polymorphic Forms of RAD1901-2HCL	62020005942.1	5-Jan-18	OFF EP EP 18736577.0	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Israel	Polymorphic Forms of RAD1901-2HCL	IL 267772	5-Jan-18	NP of PCT	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Japan	Polymorphic Forms of RAD1901-2HCL	JP 2019-536266	5-Jan-18	NP of PCT	Published	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 POLYMORPHS									
Patent	South Korea	Polymorphic Forms of RAD1901-2HCL	KR 10-2019-7022624	5-Jan-18	NP of PCT	Published	--	--	Radius Pharmaceuticals, Inc.
Patent	Mexico	Polymorphic Forms of RAD1901-2HCL	MX/a/2019/007748	5-Jan-18	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 POLYMORPHS (PATTERN B)									
Patent	United States PRV	Polymorphic Forms of RAD1901-2HCL	62/694,003	4-Jul-18	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	PCT	Polymorphic Forms of RAD1901-2HCL	PCT/US2019/040527	3-Jul-19	PCT 30 mo. 4-Jan-21	Published	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 MOT OVARIAN CANCER									
Patent	United States PRV	Methods for Treating Ovarian Cancer	62/400,495	27-Sep-16	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	PCT	Methods for Treating Ovarian Cancer	PCT/US2017/ 053834	27-Sep-17	Non-Provisional	Expired	--	--	Radius Health, Inc.
Patent	Australia	Methods for Treating Ovarian Cancer	AU 2017336564	27-Sep-17	NP of PCT	Pending	--	--	Radius Health, Inc.
Patent	Brazil	Methods for Treating Ovarian Cancer	BR 11 2019 004276-8	27-Sep-17	NP of PCT	Published	--	--	Radius Health, Inc.
Patent	Canada	Methods for Treating Ovarian Cancer	CA 3036568	27-Sep-17	NP of PCT	Pending	--	--	Radius Health, Inc.
Patent	China	Methods for Treating Ovarian Cancer	CN 201780058319.1	27-Sep-17	NP of PCT	Published	--	--	Radius Health, Inc.
Patent	Europe	Methods for Treating Ovarian Cancer	EP 17857371.3	27-Sep-17	NP of PCT	Published	--	--	Radius Health, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 MOT OVARIAN CANCER									
Patent	Hong Kong	Methods for Treating Ovarian Cancer	19129832.2	27-Sep-17	OFF EP 17857371.3	Pending	--	--	Radius Health, Inc.
Patent	Israel	Methods for Treating Ovarian Cancer	IL 265537	27-Sep-17	NP of PCT	Pending	--	--	Radius Health, Inc.
Patent	Japan	Methods for Treating Ovarian Cancer	JP 2019-515854	27-Sep-17	NP of PCT	Published	--	--	Radius Health, Inc.
Patent	South Korea	Methods for Treating Ovarian Cancer	KR 10-2019-7011747	27-Sep-17	NP of PCT	Published	--	--	Radius Health, Inc.
Patent	Mexico	Methods for Treating Ovarian Cancer	MX/a/2019/003311	27-Sep-17	NP of PCT	Pending	--	--	Radius Health, Inc.
Patent	New Zealand	Methods for Treating Ovarian Cancer	NZ 751032	27-Sep-17	NP of PCT	Pending	--	--	Radius Health, Inc.
Patent	Russian Federation	Methods for Treating Ovarian Cancer	RU 2019108382	27-Sep-17	NP of PCT	Pending	--	--	Radius Health, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 MOT OVARIAN CANCER									
Patent	Singapore	Methods for Treating Ovarian Cancer	SG 1120190759X	27-Sep-17	NP of PCT	Pending	--	--	Radius Health, Inc.
Patent	United States NP	Methods for Treating Ovarian Cancer	16/336,358	25-Mar-19	NP of PCT	Published	--	--	Radius Pharmaceuticals, Inc.

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 + ABEMACICLIB									
Patent	United States PRV	Elacestrant In Combination With Abemaciclib In Women With Breast Cancer	62/773,960	30-Nov-18	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	PCT	Elacestrant In Combination With Abemaciclib In Women With Breast Cancer	PCT/US2019/ 063239	26-Nov-19	PCT 30-mo. 30-May-21	Published	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT Application Filing Patent Issue Type Country Title Appl. Type Status Ownership No. Date No. Date 1901 RESISTANT TO CDK 4/6 INHIBITORS Anti-Tumor Activity of United Elacestrant 6- Radius Patent States in Models 62/776,323 Dec- Provisional Expired -- -- Pharmaceuticals, PRV Resistant to 18 Inc. CDK 4/6 Inhibitors Anti-Tumor Activity of Elacestrant 6- PCT Radius PCT/US2019/ Patent PCT in Models Dec- 30 mo. 6- Published -- -- Pharmaceuticals, 065005 Resistant to 19 June-21 Inc. CDK 4/6 Inhibitors

LICENSE AGREEMENT Application Filing Patent Issue Type Country Title Appl. Type Status Ownership No. Date No. Date 1901 ESR1 MUTATIONS Anti-Tumor Activity of Elacestrant in Models United Harboring 6- Radius Patent States ESR1 62/776,338 Dec- Provisional Expired -- -- Pharmaceuticals, PRV Mutations 18 Inc. Resistant to Standard of Care Therapies Anti-Tumor Activity of Elacestrant in Models Harboring 6- PCT Radius PCT/US2019/ Patent PCT ESR1 Dec- 30-mo. 6- Published -- -- Pharmaceuticals, 064980 Mutations 19 June-21 Inc. Resistant to Standard of Care Therapies

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1901 PROCESS CHEMISTRY									
Patent	United States PRV	Processes and Compounds	62/804,391	12-Feb-19	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	PCT	Processes and Compounds	PCT/US2020/ 017777	11-Feb-20	PCT 30 mo. 12-Aug-21	Pending	--	--	Radius Pharmaceuticals, Inc.

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1902 COMPOSITION OF MATTER									
Patent	United States PRV	Compounds and methods of Using and Making	62/620,441	22-Jan-18	Provisional	Expired	--	--	Radius Pharmaceuticals, Inc.
Patent	PCT	Estrogen Receptor-Modulating Compounds	PCT/US2019/ 014581	22-Jan-19	Non-Provisional	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Australia	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Brazil	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1902 COMPOSITION OF MATTER									
Patent	Canada	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	China	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Europe	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Hong Kong	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Israel	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Japan	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	South Korea	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1902 COMPOSITION OF MATTER									
Patent	Mexico	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	New Zealand	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Russian Federation	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	Singapore	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.
Patent	United States NP	Estrogen Receptor-Modulating Compounds	TBD	22-Jul-20	NP of PCT	Pending	--	--	Radius Pharmaceuticals, Inc.

Type	Country	Title	Application No.	Filing Date	Appl. Type	Status	Patent No.	Issue Date	Ownership
1902 SELECTION									
Patent	United States PRV	Estrogen Receptor-Modulating Compounds	62/876,963	22-Jul-19	Provisional	Pending	--	--	Radius Pharmaceuticals, Inc.

LICENSE AGREEMENT Application Filing Patent Issue Type Country Title Appl. Type Status Ownership No. Date No. Date 1902 SELECTION Estrogen Radius Receptor- 22- Non- Patent PCT TBD Pending -- -- Pharmaceuticals, Modulating Jul-20 Provisional Inc. Compounds

LICENSE AGREEMENT EXHIBIT D TRANSITION SERVICES AGREEMENT [*]

LICENSE AGREEMENT EXHIBIT E PRESS RELEASE Menarini Group and Radius Health Announce Global License Agreement for the Development and Commercialization of elacestrant • Menarini licenses global development and commercialization rights of elacestrant, an oral SERD currently in late stage Phase 3 development • Elacestrant further strengthens Menarini’s global oncology portfolio, recently bolstered by the acquisition of Stemline Therapeutics in the U.S. • Radius will receive $30M as an upfront payment and up to $320M in additional milestones along with tiered low to mid-teen percentage royalties WALTHAM, Mass. – Florence, Italy, July 23, 2020 – The Menarini Group and Radius Health, Inc. (Nasdaq: RDUS) announced today that the companies have entered into an exclusive global license agreement for development and commercialization of elacestrant. Elacestrant is an oral SERD, a selective estrogen receptor degrader, currently being evaluated in the EMERALD Phase 3 study as hormonal treatment for postmenopausal women and men with advanced ER+/HER2- breast cancer. Under the agreement, Menarini Group will be responsible for worldwide commercialization of elacestrant, after the completion of EMERALD Phase 3 study and, assuming positive results, successful registration of elacestrant. Elcin Barker Ergun, Chief Executive Officer of Menarini Group, commented: “Elacestrant is a perfect addition to our global oncology portfolio following our recent acquisition of Stemline Therapeutics and entering the US biopharmaceuticals market. Oral SERDs can potentially lead to new treatment paradigms in breast cancer and we look forward to advancing elacestrant’s development to provide novel options that can help patients.” Kelly Martin, Chief Executive Officer of Radius commented, “Menarini will be a terrific global partner on this program and, given their recent investment and expansion in the oncology space, we are extremely pleased to have completed this transaction with them.” Martin further commented that “this transaction is a significant step for Radius and provides us with flexibility in moving forward.” As part of the agreement, Radius will receive an upfront payment of $30 million and up to $320 million in additional payments based on the successful achievement of future development and sales milestones. Menarini Group will make tiered, low to mid-teen percentage royalty payments to Radius Health on global net sales. Radius will continue to be responsible for the conduct and completion of the Phase 3 EMERALD study through NDA filing. Costs associated with this activity will be reimbursed by Menarini Group.

LICENSE AGREEMENT About Menarini Group Menarini Group is a leading international pharmaceutical company with a presence in 140 countries, including a direct presence in over 70 countries. Its global platform extends throughout Europe, U.S., Central America, Africa, the Middle East and Asia Pacific, and generates over $4.2 billion in annual sales. Menarini is committed to oncology, with an already commercialized product in the US and several new investigational drugs in development for the treatment of a variety of tumors. For over 130 years, Menarini has also been investing in the development, production and distribution of pharmaceuticals to serve patients and physicians around the world with a full portfolio of products covering a number of different therapeutic areas. About Radius Radius is a science-driven fully integrated biopharmaceutical company that is committed to developing and commercializing innovative endocrine therapeutics. Radius’ lead product, TYMLOS (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. The Radius clinical pipeline includes the investigational use of abaloparatide injection for the treatment of men with osteoporosis, an investigational abaloparatide-patch for potential use in osteoporosis; the investigational drug elacestrant (RAD1901) for potential use in hormone-receptor positive breast cancer out-licensed to Menarini Group; and the investigational drug RAD140, a non-steroidal, selective androgen receptor modulator (SARM) under investigation for potential use in hormone-receptor positive breast cancer. For more information, please visit www.radiuspharm.com. About Elacestrant (RAD1901) Elacestrant is a selective estrogen receptor degrader (SERD), which is being evaluated for potential use as a once daily oral treatment in patients with advanced estrogen receptor positive, HER2 negative (HER2-), breast cancer, the most common form of the disease. Fulvestrant is the only SERD that has been approved and marketed in this indication and has generated over $1 billion worldwide revenues. Unlike fulvestrant, which is administered as an intramuscular injection, elacestrant, if approved, has the potential to improve the patient experience with oral dosing. In addition, preclinical data have shown elacestrant to have greater antitumor activity than fulvestrant in in vivo models suggesting the potential for improved efficacy in patients. In a Phase 1 study with a heavily pre-treated population (n=50), elacestrant had an acceptable safety profile with the most commonly reported adverse events being low grade nausea and dyspepsia, and demonstrated single-agent activity with a 19.4% objective response rate (ORR) and 4.5 months progression-free survival (PFS). Encouraging activity was seen in patients whose tumors harbored ESR1 mutations as well as in patients whose disease had progressed after prior treatment with fulvestrant or CDK4/6 inhibitors. Studies completed to date indicate that elacestrant has the potential for use as a single agent or in combination with other therapies for the treatment of breast cancer. About EMERALD Phase 3 Study The EMERALD Phase 3 trial is a randomized, open label, active-controlled study evaluating elacestrant as second- or third-line monotherapy in advanced/metastatic ER-positive (ER+)/HER2- breast cancer patients. The study will enroll approximately 460 patients who have received prior treatment with one or two lines of endocrine therapy, including a cyclin-dependent kinase (CDK) 4/6 inhibitor. Patients in the study will be randomized to receive either elacestrant or the investigator’s choice of an approved hormonal agent. The primary endpoint of the study will be progression-free survival (PFS) in the overall patient population and in patients with estrogen receptor 1 gene (ESR1) mutations. Secondary endpoints will include evaluation of overall survival (OS), objective response rate (ORR), and duration of response (DOR). Top-line data from the EMERALD study is expected to be reported in the second half of 2021.

LICENSE AGREEMENT Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the potential market opportunity for elacestrant, including the potential achievement of development and sales milestones related to elacestrant; our expectations regarding the completion of, and timing of results from, the EMERALD study; our expectations regarding an NDA filing in the U.S. and other regulatory filings globally for elacestrant; our expectations regarding our license agreement with Menarini for elacestrant; and the potential clinical uses and therapeutic and other benefits of elacestrant, abaloparatide-SC, abaloparatide-patch, and RAD140. These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: Our inability to ensure the timing of results from the EMERALD trial or that its primary endpoint will be met; Menarini’s inability to ensure that elacestrant will obtain regulatory approval or be successfully commercialized, if approved, including as a result of risks related to coverage, pricing and reimbursement, manufacturing, supply and distribution, and potential adverse impacts on the EMERALD trial or Menarini’s business from the ongoing COVID-19 pandemic; risks related to competitive products; risks of litigation or other challenges regarding intellectual property rights; risks that adverse side effects of elacestrant will be identified during commercialization, if approved, or during development activities. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, or SEC, including under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ending December 31, 2019 and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Menarini Group Press & Media Relations Valeria Speroni Cardi Email: pressoffice@menarini.com Radius Investor Relations & Media Contact: Elhan Webb, CFA Email: ewebb@radiuspharm.com Phone: 617-551-4011

LICENSE AGREEMENT EXHIBIT F DUKE ADDITIONAL TERMS “Duke Patent Rights” means Duke’s legal rights under the patent laws of the United States or relevant foreign countries for all of the following: (a) the following United States and foreign patent(s) and/or patent application(s), including all divisionals, continuations, continuations-in-part arising from or claiming priority to any of the Duke Patent Rights and containing claims covering the chemical compound known as RAD1901 or elacestrant in any and all fields of use, and foreign counterparts of the same: US Patent 9,421,264 (US Application No.: 14/512,061), USSN 62/129,379, USSN 61/971,627, PCT/US2015/023216, USSN 15/214,187, USSN 15/129,197, EPO 15769394.6 (EP 3122426), CA 2,943,611. (b) United States and foreign patents issued from the applications listed in subparagraph (a) above, including any reviewed, reissued or re-examined patents, and supplementary protection certificates, and foreign counterparts of the same, based upon the same. (c) Any applications claiming priority from any of the listed applications. The Duke Patent Rights existing as of the Effective Date are set forth in Exhibit C-1 to the Agreement. Clause 1 - Patent Prosecution and Maintenance 1.1 Radius and Licensee shall cooperate, and Radius shall use Diligent Efforts to cause Duke to cooperate, where needed or appropriate, in all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the Duke Patent Rights, including, without limitation, (a) administrative reexaminations and reviews; and (b) disputes (including litigation) regarding inventorship and derivation, oppositions and interferences. Upon [*] election to apply for and prosecute a patent term extension for patents included in the Duke Patent Rights, Radius and Licensee shall cooperate, and Radius shall use Diligent Efforts to cause Duke to cooperate, where needed or appropriate, in such application and prosecution. 1.2 Promptly, and in any case no later than [*] days, after the Effective Date, [*] shall (i) provide [*] with all documentation and information in [*] possession relating to the filing, prosecution and maintenance of the Duke Patent Rights by uploading such documentation and information in an orderly fashion to a shared virtual data room or a shared virtual ‘folder’ (such as a Google Drive ‘folder’), (ii) clearly identify any and all prosecution matters that require immediate attention as of the Effective Date, (iii) formally notify all patent attorneys in charge of the filing, prosecution and maintenance of the Duke Patent Rights of [*] assumption of responsibility and full authority for such matters (or cause all such patent attorneys to be so notified), and (iv) liaise [*] with all such patent attorneys; provided, however, that, [*]. In consultation with [*], [*] shall develop the prosecution strategy and [*] shall draft substantive responses to the patent offices and shall make reasonable efforts to allow [*] sufficient time to review, comment, and advise upon

LICENSE AGREEMENT such strategy and response. It is understood and agreed that in the event of any disagreement on the prosecution strategy and/or the contents of a substantive response, as between the Parties and for so long as [*] prosecutes the patents and patent applications that form the basis for the Duke Patent Rights, [*] shall have the final decision-making authority with regard to the filing, prosecution and maintenance of the Duke Patent Rights in any country in the Territory; provided that [*] may not use such final decision-making authority in a manner inconsistent with the Duke License Agreement. 1.3 For so long as [*] prosecutes the patents and patent applications that form the basis for the Duke Patent Rights, the out-of-pocket costs and expenses (including, but not limited to, patent attorney fees and maintenance fees) for the filing, prosecution, maintenance and extension of all the patents and patent applications that form the basis for the Duke Patent Rights (the “Duke Patent Prosecution and Maintenance Costs”) incurred by [*] after the Effective Date of the Agreement and until the Second NDA Anniversary shall be equally shared between Licensee and Radius and, upon and following Second NDA Anniversary, [*] shall bear one hundred percent (100%) of the Duke Patent Prosecution and Maintenance Costs incurred by [*]. [*] shall reimburse [*] for fifty (50) percent of the Duke Patent Prosecution and Maintenance Costs incurred by Licensee prior to the Second NDA Anniversary within [*] ([*]) calendar days following receipt of Licensee’s invoice, and [*] shall invoice [*] for such Duke Patent Prosecution and Maintenance Costs no more frequently than once in each calendar quarter. [*] shall reimburse [*] for all reasonable and actual documented fees and costs incurred by [*] after the Effective Date relating to the activities described in this Clause 1. Such reimbursement shall be made within [*] ([*]) days of receipt of [*] receipt of [*] invoice [*]. 1.4 [*] 1.5 If [*] provides [*] with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Duke Patent Rights, then [*] responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Duke Patent Rights will terminate [*] ([*]) days after [*] receipt of such written notification. [*]. Clause 2 – Enforcement and Defense 2.1 Each Party shall promptly advise the other Party in writing of any known acts of actual or potential infringement of the Duke Patent Rights by a Third Party. [*] has the first option (but not the obligation) to police the Duke Patent Rights against infringement by Third Parties within the Territory. [*] shall not file any suit without (a) first performing a thorough, diligent investigation of the merits of such suit, including with respect to the validity and enforceability of the Duke Patent Rights, to which [*] shall promptly and fully cooperate with all reasonable requests of [*], at [*] cost and expenses, with all reasonable requests of [*]; (b) there being reasonable legal and economic bases for doing so; (c) notifying [*] [*] before any such filing. This right to police includes filing, prosecuting, and settling all infringement actions at its expense, except that [*] shall make any such settlement only with the consent of [*], not to be unreasonably withheld or delayed. [*] has the right to file suit using counsel of its choosing, subject to [*] approval, which shall not be unreasonably withheld or delayed. [*] may grant to third parties the right to enforce hereunder, but only with the express written permission of [*], not to be unreasonably withheld or delayed. 2.2 Subject to Clause 2.1 above, [*] shall reasonably assist, [*], [*] in any suit brought by [*] to enforce the Duke Patent Rights, if so requested (the assistance so provided by [*], the “Enforcement Assistance”). [*] shall reimburse [*] for all reasonable and actual documented fees, costs and expenses incurred by [*] in providing Enforcement Assistance to [*] that are reimbursable by [*] pursuant to Section 8.2 of the Duke License Agreement. Such reimbursement shall be made within twenty-five (25) days of receipt of [*]

LICENSE AGREEMENT invoice. [*] shall be named in or join, [*], any action or proceeding brought by [*] to enforce the Duke Patent Rights, if required to be named in or joined in such action or proceeding, or if requested by [*], and [*] shall bear all of [*] related and reasonable costs and expenses; provided, however, that if [*] elect to be represented by independent legal counsel, [*] shall bear the related fees and costs. [*] retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Clause 2. Provided that if [*] is controlling enforcement activities, [*] shall defend, indemnify and hold harmless [*] with respect to any claims asserted by an alleged infringer reasonably related to the enforcement of the Duke Patent Rights under this Clause, including but not limited to antitrust counterclaims and claims for recovery of attorney fees. 2.3 [*] acknowledges that Duke and its employees have a vital interest in lawsuits relating to the validity and enforceability of the Duke Patent Rights. If a Third Party files a suit, including as a counterclaim, alleging that any of the Duke Patent Rights is invalid or unenforceable, [*] shall have the right (but not the obligation) to participate in such suit (if not brought against [*]) and in any case to assume control of the defense of such claim, provided, however, that if [*] assumes control of the defense, [*] shall consult with [*] with respect to such defense, and shall reasonably consider [*] input. In furtherance of such defense, at the onset of such claim and as reasonable during the pendency of any such claim, the Parties shall meet and confer in good faith to set a plan for handling the defense thereof. Notwithstanding, in the event that the Parties cannot agree on how to proceed with respect to such claim, [*] shall have the right to control the defense thereof. Licensee and Radius shall equally share the out-of-pocket costs and fees associated with the activities under this Clause 2.3. The Parties shall consider reasonable controls on costs and fees as part of an aforementioned meet and confer with respect to the handling of the defense. Notwithstanding, if a third party asserts jurisdiction for any such action solely as the result of acts of [*], then [*] shall be responsible for such reasonable costs and fees. 2.4 If [*] recovers damages associated with the Duke Patent Rights in patent litigation or settlement thereof, the award shall first be divided [*].

EXHIBIT G EISAI ADDITIONAL TERMS For purposes of this Exhibit G: “Compound” means elacestrant or any derivative or analogue thereof. “Product” means any pharmaceutical drug in final packaged form containing the Compound or any derivative or analogue thereof, the development, manufacture, use or sale of which, absent the licenses granted to Licensee hereunder, would infringe the Eisai Patents or which make use of any Joint Patents. “Affiliates” means any corporation, firm, partnership or other entity which directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of more than fifty (50) percent of the equity having the power to vote on or direct the affairs of any such corporation, firm, partnership, or other entity. “Radius-Eisai Joint Invention” means any invention developed by or on behalf of Radius and disclosed by Radius to Eisai pursuant to Section 6.3 of the Eisai License Agreement. Any patent application claiming a Radius-Eisai Joint Invention, and any patent stemming therefrom, shall be referred to as a “Radius-Eisai Joint Patent”. The Radius-Eisai Joint Patents existing as of the Effective Date are set forth in Exhibit C-3. “Radius-Invented Patents” means all patents and patent applications which are or become owned by Radius and/or its Affiliates, or to which Radius and/or its Affiliates otherwise have, now or in the future, the right to grant licenses, and which generically or specifically claim Compound and/or Product, a use for Compound and/or Product, a process for manufacturing Compound and/or Product, or an intermediate used in such process. Included within the definition of Radius-Invented Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, renewals or extensions thereof and all Supplementary Protection Certificates. Also included within the definition are all patents and patent applications claiming any improvements on Compound and/or Product or intermediates or manufacturing process required or useful for production of Compound and/or Product which are developed by or for Radius and/or its Affiliates, or to which Radius and/or its Affiliates otherwise have the right to grant licenses, now or in the future, during the term of the Agreement. Radius-Invented Patents also includes any patent application covering an invention solely owned by Radius in accordance with Article 6.4 of the Eisai License Agreement. The Radius-Invented Patents existing as of the Effective Date are set forth in Exhibit C-3. “Licensee-Invented Patents” means [*]. Clause 1 – Patent Prosecution and Maintenance 1.1 The Agreement, including, without limitation, this Exhibit G, does not convey to Licensee any rights in any Eisai Know-How or Eisai Patents by implication, estoppel or otherwise except for the rights expressly granted in Section 2.1 of the Agreement. Sole and exclusive title to all Eisai Know-How and Eisai Patents shall at all times remain vested in Eisai. Except as expressly provided in this Exhibit G or in the Agreement, the Agreement, including, without limitation, this Exhibit G, does not convey to Eisai and/or Radius any rights in any Know-How developed or otherwise obtained by Licensee and/or its Affiliates, including, but not limited to, any invention, whether patentable or not, or any information regarding the utility or safety of Compound or Product, or any Licensee-Invented Patents by implication, estoppel or otherwise.

LICENSE AGREEMENT 1.2 Notwithstanding Clause 1.1 above, during the term of the Eisai License Agreement, Licensee shall share with Radius all preclinical and clinical data, including safety data post-approval, provided that all such data generated by Licensee shall be at all times solely owned by Licensee. During the term of the Eisai License Agreement, Licensee shall promptly inform Radius of any Eisai Know-How that becomes known to Licensee, if and to the extent Licensee is positively aware that it is Eisai Know-How, and, subject to Clause 1.1 above and the confidentiality provision set forth in Section 9 of the Agreement, of information that it obtains or develops regarding the utility or safety of Compound or Product. 1.3 During the term of the Eisai License Agreement, Licensee shall promptly notify Radius of any invention made by its employees, agents or independent contractors regarding (i) Compound (including, without limitation, intermediates and prodrugs), (ii) new form, use, manufacture, composition of Compound (including intermediates and prodrugs), or (iii) any improvements on Compound and/or Product. Licensee shall not take any steps with respect to filing a patent application for such invention before the ownership of such invention is determined by the Parties through good faith consultation in accordance with Clause 1.4 below. 1.4 Upon Licensee notifying Radius as provided in Clause 1.3 above, the Parties (with Radius relaying any comments of Eisai) shall promptly consult in good faith to determine the ownership of such invention. Any invention disclosed by Licensee to Radius pursuant to Clause 1.3 above shall be [*]. 1.5 Upon the request of Licensee, Radius shall request that Eisai [*]. 1.6 Upon the request of Radius, Licensee shall disclose the complete texts of any Licensee-Invented Patent. Radius shall have the right to review, with Licensee’s prior written consent, which shall not be unreasonably withheld, all information received by Licensee concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Radius-Invented Patent anywhere in the world. Radius shall hold all information disclosed to it under this Clause 1.6 as strictly confidential in accordance with the confidentiality provision set forth in Section 9 of the Agreement. 1.7 The Parties acknowledge that [*] shall have the sole right and authority to prepare, file, prosecute, maintain and obtain extensions of all patent applications and patents included within Eisai Patents in Japan and the Territory. [*] shall use Diligent Efforts to cause [*] to use all commercially reasonable efforts to prosecute and maintain all patent applications and patents included within the Eisai Patents. [*] shall reimburse [*] for twenty-five (25) percent of [*] actual external costs and expenses incurred by [*] after the Effective Date with respect to prosecuting and maintaining such Eisai Patents in the Territory. [*] shall promptly furnish or have furnished to [*] copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with any applications for the Eisai Patents and use reasonable efforts to solicit [*] advice and review of Eisai Patents and material prosecution matters related thereto in reasonable time prior to filing thereof, and [*] shall deliver any such comments to [*] and shall use Diligent Efforts to cause [*] to consider in good faith [*] reasonable comments and suggestions related thereto, which comments and suggestions shall be provided to [*] without any delay. [*] is not required to have English translations of the records provided to [*] for that purpose but shall provide copies of all correspondence and documents that are provided to it in English from patent officials or outside counsel. [*] agrees to grant to [*] the right to assume responsibility for any of Eisai Patents or any part of Eisai Patents which [*] determines in its sole discretion to abandon or otherwise cause or allow to be forfeited, provided [*] grants [*] such right in writing. 1.8 [*] shall have the sole right and authority to file, prosecute, maintain and obtain extensions of all patent applications and patents included within Radius-Invented Patents and Licensee-Invented Patents in Japan and the Territory. [*] shall use all commercially reasonable efforts to prosecute and maintain all

LICENSE AGREEMENT patent applications and patents included within Radius-Invented Patents and Licensee-Invented Patents. [*] shall promptly furnish or have furnished to [*] copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications for Radius- Invented Patents and Licensee-Invented Patents and use reasonable efforts to solicit [*] advice and review of Radius-Invented Patents and Licensee-Invented Patents and material prosecution matters related thereto in reasonable time prior to filing thereof; [*] shall consider in good faith [*] reasonable comments and suggestions related thereto, which comments and suggestions shall promptly be provided to [*]. [*] is not required to have English translations of the records provided to [*] under this Clause 1.8, but shall provide copies of all correspondence and documents that are provided to it in English from patent officials or outside counsel. [*] agrees to grant to [*] the right to assume responsibility for the filing, prosecution and maintenance of any Radius-Invented Patent, Radius-Eisai Joint Patent and Licensee-Invented Patent or any part of a Radius-Invented Patent, Radius-Eisai Joint Patent or Licensee-Invented Patent which [*] intends to abandon or otherwise cause or allow to be forfeited. Such grant shall be made in writing and shall not be inferred from the circumstances. [*] shall hold, and shall cause any of Affiliates to hold, all information disclosed to it under this Clause 1.8 as confidential in accordance with the confidentiality provisions set forth in Section 9 of the Agreement. 1.9 For so long as [*] prosecutes the Radius-Invented Patents, the out-of-pocket costs and expenses (including, but not limited to, patent attorney fees and maintenance fees) for the filing, prosecution, maintenance and extension of the Radius-Invented Patents (the “Radius-Invented Patent Prosecution and Maintenance Costs”) incurred by [*] after the Effective Date and until the Second NDA Anniversary shall be [*] prior to the [*] within [*] ([*]) calendar days following receipt of [*] invoice and [*] shall invoice [*] for such Radius-Invented Patent Prosecution and Maintenance Costs no more frequently than [*]. [*] shall bear all Radius-Invented Patent Prosecution and Maintenance Costs incurred by [*] after [*]. Promptly, and in any case no later than [*] days, after the Effective Date, [*] shall (i) provide [*] with all documentation and information in Radius’ possession relating to the filing, prosecution and maintenance of the Radius-Invented Patents and Radius-Eisai Joint Patents by uploading such documentation and information in an orderly fashion to a shared virtual data room or a shared virtual ‘folder’ (such as a Google Drive ‘folder’), (ii) clearly identify any and all prosecution matters that require immediate attention as of the Effective Date, (iii) formally notify all patent attorneys in charge of the filing, prosecution and maintenance of the Radius-Invented Patents and Radius-Eisai Joint Patents of [*] assumption of responsibility and full authority for such matters (or cause all such patent attorneys to be so notified), and (iv) liaise [*] with all such patent attorneys. 1.10 With respect to any potentially patentable Radius-Eisai Joint Invention or Licensee-Eisai Joint Invention (collectively, the “Joint Inventions”), the Parties shall meet and agree in writing upon whether and when patent applications shall be filed for such Joint Invention (any such agreement, a “Joint Patent Agreement”; any patent application directed to a Licensee-Eisai Joint Invention, and any patent issuing therefrom, a “Licensee-Eisai Joint Patent”; and the Radius-Eisai Joint Patents and the Licensee-Eisai Joint Patents, collectively, the “Joint Patents”), using outside legal counsel selected by either Radius or Licensee, as the case may be, and Eisai. The selected outside counsel shall be responsible to either Radius or Licensee, as the case may be, and Eisai, and shall use reasonable efforts to solicit either Radius or Licensee, as the case may be, and Eisai’s advice on material prosecution matters related thereto. Unless the applicable Joint Patent Agreement provides otherwise, Licensee shall bear the costs and expenses incurred with respect to the prosecution of the Licensee-Eisai Joint Patents in the Territory. If Licensee is the Prosecuting Party (as this term is defined in this Clause 1.10) of a Radius-Eisai Joint Patent, (i) the costs and expenses for the filing, prosecution, maintenance and extension of such Radius-Eisai Joint Patent incurred by Licensee after the Effective Date and until [*], it being understood that [*] shall invoice [*] for such costs and expenses no more frequently than once in each calendar quarter; and (ii) [*] shall bear all costs and expenses for the filing, prosecution, maintenance and extension of such Radius-Eisai Joint Patent incurred after [*]. As between Radius and Licensee, the Party that bears the costs and expenses for the prosecution of a Joint

LICENSE AGREEMENT Patent (the “Prosecuting Party”) shall have final decision-making authority in respect of the prosecution of such Joint Patent and its maintenance in the Territory; provided, however, that such final decision making authority may not be used in a manner inconsistent with the Eisai License Agreement. The Prosecuting Party shall provide the other Party, and Radius shall provide Eisai, reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patent in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party, and Radius shall provide Eisai, with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Prosecuting Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, the Prosecuting Party shall provide the other Party, and Radius shall provide Eisai, with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. Neither Party shall grant any Third Party(ies) the right to practice the Joint Patents or any Joint Inventions without prior consent of the other Party or Eisai anywhere in the world. Any royalty from such Third Parties shall be governed by the applicable Joint Patent Agreement; provided that [*]. [*] may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case, [*]. 1.11 The Parties will discuss and recommend for which, if any, of the patents within the Eisai Patents, Radius-Invented Patents, Licensee-Invented Patents and Joint Patents in the world patent term extensions should be sought. As between the Parties, [*] shall have the final decision-making authority with respect to applying for any such patent term extensions in the world, and will act with reasonable promptness in light of the development stage of Products to apply for any such patent term extensions; provided that in respect of the Eisai Patents Licensee may not use such final decision-making authority in a manner inconsistent with the Eisai License Agreement. If in a particular country or jurisdiction in the world only one such patent can obtain a patent term extension, then the Parties will consult in good faith to determine which such patent should be the subject of efforts to obtain a patent term extension. As between the Parties, the Prosecuting Party will have final decision-making authority in case of disagreement provided that in respect of the Eisai Patents Licensee may not use such final decision-making authority in a manner inconsistent with the Eisai License Agreement. The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such patent term extension. 1.12 Subject always to Section 7.3(c)(iii) of the Agreement, .in the event that a Third Party sues either Party, its Affiliates, licensees or sublicensees for patent infringement involving the manufacture, use, sale, distribution or marketing of Product anywhere in the world, the Party sued shall promptly notify the other Party with regard to such action. With respect to the defense of any such action in the Territory, the Party sued shall be wholly responsible for the defense of such action and shall bear all costs and expenses associated therewith. In any event, the Party sued shall have the right to request, solely at its own expense, the other Party to assist and cooperate in connection with the defense of such suit. Upon such request, the other Party shall use [*] all reasonable efforts to assist and cooperate in connection with the defense of such suit. 1.13 In the event that either Party becomes aware of actual or threatened infringement of Eisai Patents, Radius-Invented Patents, Licensee-Invented Patents, or Joint Patents anywhere in the world, it shall promptly notify the other Party thereof in writing, which notice shall include all information available to the notifying Party regarding such alleged infringement. With respect to infringement of Eisai Patents anywhere in the world, the Parties acknowledge that pursuant to the Eisai License Agreement, [*] has the first right (but not the obligation) to pursue any and all injunctive, compensatory and other remedies (collectively, “Remedies”) against the infringing third party. In the event [*] does not elect to enforce the

LICENSE AGREEMENT Eisai Patents, [*] shall notify [*] in writing promptly after [*] receives such notice from [*], and [*] shall have the right (but not the obligation) to commence a suit or take action to enforce the applicable Eisai Patents against such infringing third party in the Territory. In the event [*] notifies [*] that [*] has a reasonable business basis not to enforce such Eisai Patents in the Territory, with the determination of reasonableness taking into account the costs of such litigation, its likelihood for success, the potential damages or settlement recovery, and the potential for exposure to counterclaims and defenses against [*] with respect to the validity of the Eisai Patents, [*] shall provide such notice to [*] promptly following receipt of such notice from [*], in which case [*] shall not have such enforcement right in the Territory; provided that, the Parties will discuss in good faith whether Section 7.3(c)(ii) of the Agreement shall apply, mutatis mutandis, with respect to the applicable country(ies) where such infringement exists as if no patent protection or data protection clauses are in effect for such country(ies). The Party pursuing Remedies pursuant to this Clause 1.12 in respect of Eisai Patents, Radius-Invented Patents, Licensee-Invented Patents or Joint Patents shall bear its own costs and expenses relating to such pursuit. [*]. With respect to infringement of Radius-Invented Patents and Licensee-Invented Patents anywhere in the world, [*] shall have the first right (but not the obligation) to pursue any and all Remedies against the infringing third party. [*] shall have a period of [*] to elect to so enforce such Radius-Invented Patents or Licensee-Invented Patents. In the event [*] does not so elect, it shall so notify [*] in writing [*]. In the event that a third party infringes any Joint Patents, [*] shall have the first right (but not the obligation) to pursue Remedies against the infringing third party if such infringement is conducted in the Territory. In any event as set forth in this Clause 1.13, upon request from the other Party, [*] and [*] shall assist one another and cooperate in the pursuit of Remedies, including without limitation joining such action as a party plaintiff if required by applicable law to pursue such action, without charge to the other Party for costs and expenses incurred thereby. 1.14 The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning the Product. Neither Party shall enter into any settlement or consent judgment or other voluntary final disposition of any suit defended or action brought pursuant to Clause 1.13 without the other Party's prior written consent, which consent shall not be unreasonably withheld.